                           OFFER TO PURCHASE FOR CASH

                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                         GETTY PETROLEUM MARKETING INC.

                                       AT
                              $5.00 NET PER SHARE
                                       BY

                                 MIKECON CORP.

                      AN INDIRECT WHOLLY OWNED SUBSIDIARY
                                       OF

                                   OAO LUKOIL

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON FRIDAY, DECEMBER 8, 2000, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "COMMON STOCK"), OF GETTY PETROLEUM MARKETING INC. (THE "COMPANY"), WHICH REPRESENT AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ON A FULLY DILUTED BASIS, AND (II) ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTI-TRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO CONDITIONED UPON THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 13 -- "CONDITIONS OF THE OFFER".

     THE OFFER IS AN INTEGRAL PART OF THE TRANSACTIONS CONTEMPLATED BY, AND IS BEING MADE PURSUANT TO, THE AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT"), DATED AS OF NOVEMBER 2, 2000, BY AND AMONG OAO LUKOIL, LUKOIL INTERNATIONAL GMBH, LUKOIL AMERICAS CORPORATION, MIKECON CORP. AND THE COMPANY. SEE SECTION 11 -- "PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN AGREEMENTS".

     THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS VOTE OF THE DIRECTORS, AND AFTER REVIEW OF PARTS OF THE TRANSACTION BY A SPECIAL COMMITTEE COMPRISED OF THE INDEPENDENT DIRECTORS, HAS (I) DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER AND THE MERGER ARE FAIR AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS; (II) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER; (III) DECLARED THE MERGER AGREEMENT ADVISABLE; AND (IV) RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES OF COMMON STOCK PURSUANT TO THE OFFER AND APPROVE THE MERGER.

     LUKOIL AMERICAS CORPORATION AND MIKECON CORP. HAVE ENTERED INTO SEPARATE SUPPORT AGREEMENTS WITH CERTAIN STOCKHOLDERS OF THE COMPANY WHO OWN AN AGGREGATE OF APPROXIMATELY 40% OF THE OUTSTANDING SHARES OF COMMON STOCK. SUCH STOCKHOLDERS HAVE, SUBJECT TO THE PROVISIONS OF THE SUPPORT AGREEMENTS, AGREED, AMONG OTHER THINGS, TO VALIDLY TENDER (AND NOT WITHDRAW) ALL SUCH SHARES PURSUANT TO THE OFFER.
November 9, 2000

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
Summary Term Sheet.........................................................    ii
Introduction...............................................................     1
The Tender Offer...........................................................     3
  Section 1.   Terms of the Offer..........................................     3
  Section 2.   Acceptance for Payment and Payment for Shares of Common
               Stock.......................................................     5
  Section 3.   Procedures for Tendering Shares.............................     6
  Section 4.   Withdrawal Rights...........................................     9
  Section 5.   Certain United States Federal Income Tax Consequences.......     9
  Section 6.   Price Range of Shares; Dividends............................    10
  Section 7.   Certain Information Concerning the Company..................    11
  Section 8.   Certain Information Concerning the Lukoil Entities..........    15
  Section 9.   Source and Amount of Funds..................................    16
  Section 10.  Background of the Offer.....................................    17
  Section 11.  Purpose of the Offer; Plans for the Company; Certain
               Agreements..................................................    19
  Section 12.  Effects of the Offer on the Market for the Shares; Exchange
               Act Registration............................................    30
  Section 13.  Conditions of the Offer.....................................    31
  Section 14.  Certain Legal Matters; Regulatory Approvals.................    34
  Section 15.  Fees and Expenses...........................................    37
  Section 16.  Miscellaneous...............................................    38
Schedule I  Information Concerning the Directors and Executives of LUKOIL,
            Lukoil International, Parent and the Purchaser.................   I-1
Schedule II Notice of Merger...............................................  II-1

                            ------------------------

                                   IMPORTANT

     Any Holder desiring to tender all or any portion of the shares of Common Stock owned by such Holder should either (i) complete and sign the Letter of Transmittal or a copy thereof in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered shares of Common Stock, and any other required documents, to American Stock Transfer & Trust Company (the "Depositary"), (ii) tender such shares of Common Stock pursuant to the procedures for book-entry transfer set forth in Section 3 -- "Procedures for Tendering Shares" or (iii) request such Holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder. Any Holder whose shares of Common Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such Holder desires to tender such shares of Common Stock.

     Any Holder who desires to tender shares of Common Stock and whose certificate(s) evidencing such shares of Common Stock are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such shares of Common Stock by following the procedures for guaranteed delivery set forth in
Section 3 -- "Procedures for Tendering Shares".

     Copies of this Offer to Purchase, the Letter of Transmittal or any related documents must not be mailed to or otherwise distributed or sent in, into or from any country where such distribution or offering would require any additional measures to be taken or would be in conflict with any law or regulation of such a country or any political subdivision thereof. Persons into whose possession this document comes are required to inform themselves about and to observe any such laws or regulations. This Offer to Purchase may not be used for, or in connection with, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstances in which such offer or solicitation is not authorized or is unlawful.

     Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal or other related tender offer materials may be obtained at no cost from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                               SUMMARY TERM SHEET

     Mikecon Corp. is offering to buy all of the outstanding shares of Common Stock of Getty Petroleum Marketing Inc. The tender price is $5.00 per share, in cash. Set out below are some of the questions you, as a stockholder of Getty Petroleum Marketing Inc., may have and answers to those questions.

     The information in this summary term sheet is not complete. This Offer to Purchase and the Letter of Transmittal contain additional important information. We urge you to carefully read all of the material about our offer that is sent to you before you decide whether to accept our offer.

- WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is Mikecon Corp. We are a Delaware corporation formed for the purpose of making this offer. We are a wholly owned subsidiary of Lukoil Americas Corporation, a Delaware corporation. We and Lukoil Americas Corporation are both indirect wholly owned subsidiaries of OAO LUKOIL, a Russian open joint stock company which is Russia's largest oil company. See the "Introduction" and
Section 8 -- "Certain Information Concerning the Lukoil Entities" of this Offer to Purchase.

- WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are offering to buy all of the outstanding shares of Common Stock of Getty Petroleum Marketing Inc. See the "Introduction" to this Offer to Purchase.

- HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT FOR MY SECURITIES?

     We are offering to pay $5.00 per share, net to you, in cash.

- WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     If you are the record owner of your shares of Common Stock and you tender your shares of Common Stock to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares of Common Stock through a broker or other nominee, and your broker tenders your shares of Common Stock on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

- DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Yes. Lukoil Americas Corporation will make a capital contribution to our company in an amount sufficient to purchase all of the shares of Common Stock that may be tendered in our offer and acquired in the merger that follows. Lukoil Americas Corporation has sufficient funds to make this capital contribution.

- IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender shares of Common Stock and accept our offer because:

     - our offer is being made for all outstanding shares of Common Stock;

     - our offer is solely for cash;

     - our offer is not subject to any financing condition; and

     - if we are successful with our offer, we will acquire all remaining shares of Common Stock for the same cash price in the merger of Mikecon Corp. with and into Getty Petroleum Marketing Inc.

- HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     Our offer will expire at 12:00 midnight, New York City time, on Friday, December 8, 2000, unless we extend our offer. Please note that, if you cannot deliver everything that is required in order to accept our offer by that time, you may be able to use a guaranteed delivery procedure. The guaranteed delivery procedure is described later in this Offer to Purchase. See
Section 1 -- "Terms of the Offer" and Section 3 -- "Procedures for Tendering Shares" of this Offer to Purchase.

- CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

     Yes. We may extend our offer if all of the conditions to our offer have not been satisfied. We also will extend our offer if all of the conditions to the tender have not been satisfied and Getty Petroleum Marketing Inc. requests us to extend our offer. In each case, our offer may be extended for up to ten additional business days for each such extension. In addition, we may extend our offer even if all the conditions to our offer have been satisfied, but in this instance we may do so only once for up to an additional ten business days and we have to waive all conditions, except the condition that at least a majority of the outstanding shares of Common Stock of Getty Petroleum Marketing Inc. (assuming the exercise of all outstanding stock options) have been properly tendered and the condition that we would not violate the law by accepting the shares of Common Stock for payment. Our offer may not be extended past January 25, 2001.

     The merger agreement and Rule 14d-11 under the Securities Exchange Act of 1934 permit us to provide one or more subsequent offering periods following the expiration of our offer of up to an aggregate of 20 business days. A subsequent offering period is an additional period of time from 3 to 20 business days in length, beginning after we purchase shares of Common Stock tendered in our offer, during which stockholders of Getty Petroleum Marketing Inc. may tender shares of Common Stock not tendered in our offer. You will not have withdrawal rights during any subsequent offering period.

     See Section 1 -- "Terms of the Offer" of this Offer to Purchase.

- HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform American Stock Transfer & Trust Company, the depositary for the offer, of that fact. We will also make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which our offer was scheduled to expire. See Section 1 -- "Terms of the Offer" of this Offer to Purchase.

- WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     We are not obligated to buy any shares of Common Stock unless:

     - at least a majority of the outstanding shares of Common Stock of Getty Petroleum Marketing Inc. (assuming the exercise of all outstanding stock options) are validly tendered and not withdrawn prior to the expiration of our offer; and

     - we receive U.S. federal antitrust clearance for the acquisition.

     Our offer is also subject to a number of other conditions. See the "Introduction" and Section 13 -- "Conditions of the Offer" of this Offer to Purchase. Our offer is not conditioned on our receiving financing.

- HOW DO I TENDER MY SHARES OF COMMON STOCK?

     If you wish to accept our offer, this is what you must do:

     - If you are a record holder and have your stock certificates, you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to the depositary for the offer or follow the procedures described in the offer for book-entry transfer. These materials must reach the depositary before the offer expires. Do not sign the back of the stock certificate(s). Detailed instructions are contained in the Letter of Transmittal and Section 3 -- "Procedures for Tendering Shares" of this document.

     - If you are a record holder but your stock certificate is not available or you cannot deliver it to the depositary before the offer expires, you may be able to tender your shares of Common Stock using the enclosed Notice of Guaranteed Delivery. Please call our information agent D.F. King & Co., Inc. at (800) 290-6429 (toll free). See Section
       3 -- "Procedures for Tendering Shares" for further details.

     - If you hold your shares of Common Stock through a broker or bank, you should contact your broker or bank and give instructions that your shares of Common Stock be tendered. See Section 3 -- "Procedures for Tendering Shares" of this Offer to Purchase.

- UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES OF COMMON STOCK?

     You can withdraw shares of Common Stock at any time until our offer has expired. In addition, if we have not accepted your shares of Common Stock for payment by January 7, 2001, you can withdraw them at any time after that date until we accept shares of Common Stock for payment. See Section 1 -- "Terms of the Offer" and Section 4 -- "Withdrawal Rights" of this Offer to Purchase.

- HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES OF COMMON STOCK?

     To withdraw shares of Common Stock, you must deliver a written notice of withdrawal, or a copy of one, with the required information to American Stock Transfer & Trust Company, the depositary for our offer, while you still have the right to withdraw the shares. If you tendered your shares of Common Stock by giving instructions to a broker or nominee, you must instruct your broker or nominee to arrange for the withdrawal of your shares. See Section
4 -- "Withdrawal Rights" of this Offer to Purchase.

- WHAT DOES THE GETTY PETROLEUM MARKETING INC. BOARD OF DIRECTORS RECOMMEND WITH RESPECT TO THE OFFER?

     We are making our offer pursuant to an agreement and plan of merger among OAO LUKOIL, Lukoil International GmbH, Lukoil Americas Corporation, us and Getty Petroleum Marketing Inc. The board of directors of Getty Petroleum Marketing Inc., by unanimous vote of the directors and after review of parts of the transaction by a special committee comprised of the independent directors, has:

     - determined that each of the merger agreement, our offer and the merger is fair to and in the best interests of you and the company's other stockholders,

     - approved the merger agreement and the transactions contemplated by it, including our offer and the merger,

     - declared the merger agreement advisable, and

     - recommended that you and the other stockholders of Getty Petroleum Marketing Inc. accept our offer, tender your shares of Common Stock and approve the merger. See the "Introduction" to this Offer to Purchase.

- IF A MAJORITY OF THE SHARES OF COMMON STOCK ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL GETTY PETROLEUM MARKETING INC. CONTINUE AS A PUBLIC COMPANY?

     No. If the merger takes place, Getty Petroleum Marketing Inc. will no longer be publicly owned. Even if the merger does not take place and we purchase all of the tendered shares of Common Stock, there may be so few remaining stockholders and publicly held shares of Common Stock that:

     - Getty Petroleum Marketing Inc.'s Common Stock will no longer meet the published guidelines of the New York Stock Exchange for continued listing and may be taken off the New York Stock Exchange;

     - there may not be a public trading market for shares of Common Stock; and

     - Getty Petroleum Marketing Inc. may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the rules of the Securities and Exchange Commission relating to publicly held companies.

     See Section 12 -- "Effect of the Offer on the Market for the Shares; Exchange Act Registration" of this Offer to Purchase.

- WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF GETTY PETROLEUM MARKETING INC.'S SHARES OF COMMON STOCK ARE NOT TENDERED IN THE OFFER?

     If we accept for payment and pay for at least a majority of the outstanding shares of Common Stock of Getty Petroleum Marketing Inc., we will be merged with and into Getty Petroleum Marketing Inc. If that merger takes place, Lukoil Americas Corporation will own all of the shares of Common Stock of Getty Petroleum Marketing Inc. and all remaining stockholders of Getty Petroleum Marketing Inc., other than those who properly assert appraisal rights, will receive $5.00 per share in cash. See the "Introduction" to this Offer to Purchase.

- IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     After we have accepted the shares of Common Stock for payment in our offer, the merger will occur subject to holding a stockholders meeting, if necessary, and the fulfillment of other corporate formalities. When the merger takes place, stockholders who do not tender in our offer will receive the same amount of cash per share that they would have received had they tendered their shares of Common Stock in our offer (subject to their right to pursue appraisal under Maryland law, if available). Therefore, if the merger takes place, the only difference to you between tendering your shares of Common Stock and not tendering your shares of Common Stock is that you will be paid earlier if you tender your shares.

     If the merger does not take place, the number of stockholders of Getty Petroleum Marketing Inc. and of shares of Common Stock which are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the shares. Also you should note the following:

     - the shares of Common Stock may no longer be eligible to be traded on the New York Stock Exchange; and

     - Getty Petroleum Marketing Inc. may cease making filings with the Securities and Exchange Commission or otherwise being required to comply with the rules of the Securities and Exchange Commission relating to publicly held companies.

     See the "Introduction" and Section 12 -- "Effects of the Offer on the Market for the Shares; Exchange Act Registration" of this Offer to Purchase.

- WHAT IS THE MARKET VALUE OF MY SHARES OF COMMON STOCK AS OF A RECENT DATE?

     On November 2, 2000, the last trading day before we announced our offer and the possible subsequent Merger, the last sale price of Getty Petroleum Marketing Inc. shares of Common Stock reported on the New York Stock Exchange was $3.44 per share. Between January 31, 2000 and November 2, 2000, the price of Common Stock ranged between $2 and $4.88 per share. On November 8, 2000, the last full trading day prior to the date of this Offer to Purchase, the last reported closing sales price of Common Stock was $4.88 per share. We suggest that you obtain a recent quotation for shares of Common Stock in deciding whether to tender your shares. See Section 6 -- "Price Range of Shares; Dividends" of this Offer to Purchase.

- WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call:

     - D.F. King & Co., Inc. at (800) 290-6429 (toll free).

     D.F. King & Co., Inc. is acting as our information agent. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of Getty Petroleum Marketing Inc.:

                                  INTRODUCTION

     Mikecon Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Lukoil Americas Corporation ("Parent"), a Delaware corporation, hereby offers to purchase all of the issued and outstanding shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Getty Petroleum Marketing Inc. (the "Company"), a Maryland corporation, at a price of $5.00 per share of Common Stock, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer").

     Tendering holders of shares of Common Stock ("Holders") whose shares of Common Stock are registered in their own names and who tender directly to American Stock Transfer & Trust Company, as depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares of Common Stock pursuant to the Offer. The Purchaser will pay all fees and expenses of the Depositary and D.F. King & Co., Inc. as Information Agent (the "Information Agent"), in each case incurred in connection with the Offer. See Section 15 -- "Fees and Expenses".

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK WHICH REPRESENTS AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") AND (II) ALL APPLICABLE WAITING PERIODS UNDER THE HSR ACT HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO CONDITIONED UPON THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 13 -- "CONDITIONS OF THE OFFER".

     THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS VOTE OF THE DIRECTORS, AND AFTER REVIEW OF PARTS OF THE TRANSACTION BY A SPECIAL COMMITTEE COMPRISED OF THE INDEPENDENT DIRECTORS, HAS (I) DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER AND THE MERGER ARE FAIR AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS; (II) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER; (III) DECLARED THE MERGER AGREEMENT ADVISABLE; AND (IV) RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES OF COMMON STOCK PURSUANT TO THE OFFER AND APPROVE THE MERGER.

     THE COMPANY HAS ADVISED PARENT THAT ING BARINGS LLC, THE FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED TO THE BOARD OF DIRECTORS OF THE COMPANY ITS OPINION, DATED NOVEMBER 2, 2000, THAT THE OFFER PRICE TO BE RECEIVED BY HOLDERS, PURSUANT TO THE OFFER AND THE MERGER, IS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH HOLDERS. A COPY OF THE OPINION OF ING BARINGS LLC, WHICH SETS FORTH THE ASSUMPTIONS MADE, FACTORS CONSIDERED AND SCOPE OF REVIEW UNDERTAKEN BY ING BARINGS LLC, IS CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO HOLDERS CONCURRENTLY HEREWITH. HOLDERS ARE URGED TO READ THE FULL TEXT OF THAT OPINION.

     The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 2, 2000, by and among OAO LUKOIL, a Russian open joint stock company ("LUKOIL"), Lukoil International GmbH, an Austrian corporation and direct wholly owned subsidiary of LUKOIL ("Lukoil International"), Parent, the Purchaser (collectively, the "Lukoil Entities") and the

Company. The Merger Agreement provides that, upon consummation of the Offer and upon the terms and subject to the conditions of the Merger Agreement and in accordance with the General Corporation Law of the State of Maryland (the "MGCL") and the General Corporation Law of the State of Delaware (the "DGCL"), the Purchaser will be merged with and into the Company. Following the effective time of the Merger (the "Effective Time"), the Company will continue as the surviving corporation and become a wholly owned subsidiary of Parent and the separate corporate existence of the Purchaser will cease. At the Effective Time, except for (i) shares of Common Stock which are held, directly or indirectly, by Parent, all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto and (ii) shares of Common Stock held by Holders exercising their rights to seek appraisal rights in accordance with the MGCL, to the extent such rights are available, each share of Common Stock issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the Holder thereof, forthwith cease to exist and be converted into and represent the right to receive an amount in cash, without interest thereon, equal to $5.00. The Merger Agreement is more fully described in Section 11 -- "Purpose of the Offer; Plans for the Company; Certain Agreements". Approval of the Merger requires the affirmative vote of the holders of at least a majority of the Common Stock. If the Purchaser acquires at least 90% of the issued and outstanding Common Stock, the Purchaser does not believe that it will be necessary under the MGCL to hold a stockholders meeting so long as a notice of the Merger be given to each minority stockholder not less than 30 days before the Merger is effected. A notice of the Merger (the "Notice of Merger") of the Purchaser into the Company is included with this Offer to Purchase as Schedule II.

     The Company has informed the Purchaser that, as of November 2, 2000, there were (i) 14,002,866 shares of Common Stock issued and outstanding and (ii) options issued and outstanding, representing in the aggregate the right to purchase 771,835 shares of Common Stock. As a result, as of such date, the Minimum Condition would be satisfied if at least 7,387,351 shares of Common Stock are validly tendered and not properly withdrawn prior to the Expiration Date (as hereinafter defined). To the best of the Company's knowledge, all of its executive officers, directors and affiliates currently intend to tender all shares of Common Stock which are held of record or beneficially owned by such persons pursuant to the Offer, other than shares of Common Stock, if any, held by such persons which, if tendered, could cause such person to incur liability under the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

SECTION 1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all shares of Common Stock validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with Section 4 -- "Withdrawal Rights". The term "Expiration Date" means 12:00 midnight, New York City time, on December 8, 2000, unless and until the Purchaser (subject to the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the HSR Condition (as defined in Section 13 of this Offer to Purchase). The Offer is also subject to certain other conditions set forth in
Section 13 -- "Conditions of the Offer". If these or any of the other conditions referred to in Section 13 -- "Conditions of the Offer" are not satisfied or any of the events specified in Section 13 -- "Conditions of the Offer" have occurred or are determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser, subject to the terms of the Merger Agreement, expressly reserves the right to (i) decline to purchase any of the shares of Common Stock tendered in the Offer and terminate the Offer, and return all tendered shares of Common Stock to the tendering Holders, (ii) waive or amend any or all conditions to the Offer and, to the extent permitted by the Merger Agreement and applicable law and applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all shares of Common Stock validly tendered or (iii) subject to the limitations described below, extend the Offer and, subject to the right of a tendering Holder to withdraw its shares of Common Stock until the Expiration Date, retain the shares of Common Stock which have been tendered during the period or periods for which the Offer is extended; provided, however, that the Minimum Condition may not be waived by the Purchaser without the Company's prior written consent.

     Subject to the terms of the Merger Agreement, the applicable rules and regulations of the Commission and to applicable law, the Purchaser expressly reserves the right, at any time and from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the Depositary and by making a public announcement thereof, not later than 9:00 a.m. New York City time, on the next business day after the day on which the Offer was scheduled to expire. During any such extension, all shares of Common Stock previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering Holder to withdraw its shares of Common Stock. See
Section 4 -- "Withdrawal Rights".

     Subject to the terms of the Merger Agreement, the applicable rules and regulations of the Commission and to applicable law, the Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time (i) to delay acceptance for payment of, or, regardless of whether such shares of Common Stock were theretofore accepted for payment, payment for, any shares of Common Stock (a) if any applicable waiting period under the HSR Act has not expired or been terminated or (b) in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer and not accept for payment any shares of Common Stock if any of the conditions referred to in
Section 13 -- "Conditions of the Offer" are not satisfied or any of the events specified in Section 13 -- "Conditions of the Offer" has occurred and remains in effect, and (iii) to waive any condition or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

     Subject to the terms of the Merger Agreement, the applicable rules and regulations of the Commission and to applicable law, the Purchaser reserves the right to modify the terms of the Offer including, without limitation, except as provided below, the right to extend the Offer beyond any scheduled expiration date, but in no event later than January 25, 2001; provided that, without the prior written consent of the Company, the Purchaser may not (i) decrease the Offer Price payable in the Offer, (ii) decrease the number of shares of Common Stock sought pursuant to the Offer or change the form of consideration payable in the Offer,

(iii) change or amend the conditions to the Offer or impose additional conditions to the Offer, (iv) change the Expiration Date of the Offer or (v) otherwise amend or add any term or condition of the Offer in any manner materially adverse to the Holders. If on any scheduled Expiration Date of the Offer all conditions to the Offer have not been satisfied, the Purchaser may extend, and at the request of the Company shall extend, the expiration date of the Offer for additional periods each of which may be up to ten business days; and provided, further, that the Purchaser may extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission applicable to the Offer. If all conditions to the Offer have been satisfied on any scheduled Expiration Date of the Offer, the Purchaser may elect to extend the Offer for up to ten additional business days so long as the Purchaser waives all conditions of the Offer other than (i) the Minimum Condition and (ii) the condition described in clause (b) of Section 13 -- "Conditions of the Offer" solely to the extent Parent or the Purchaser would violate any statute, rule, regulation, judgment, order or injunction. So long as the Minimum Condition has been met, the Purchaser may elect to waive any other conditions to the Offer that have not been met and accept for payment the shares of Common Stock validly tendered and not properly withdrawn. The Purchaser may not extend, and the Company may not cause the Purchaser to extend, the Expiration Date beyond January 25, 2001.

     The Merger Agreement and Rule 14d-11 under the Exchange Act permit the Purchaser to commence subsequent offerings. In order to take advantage of this rule, the Purchaser would be required to accept and promptly pay for the shares of Common Stock tendered and not withdrawn in the Offer at the Expiration Date. The Purchaser would publicly announce the results of the Offer by 9:00 a.m. on the next business day after the Expiration Date, commence the subsequent offering, offer to purchase any outstanding shares of Common Stock at the same price offered herein and accept for payment shares of Common Stock as they are tendered. Any subsequent offering period could range from three to up to 20 business days, and the Merger Agreement provides that such subsequent offering periods may not exceed 20 business days in total.

     Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the shares of Common Stock tendered promptly after the termination or withdrawal of the Offer and (ii) the Purchaser may not delay acceptance for payment of, or payment for, any shares of Common Stock upon the occurrence of any of the conditions specified in Section 13 -- "Conditions of the Offer" without extending the period of time during which the Offer is open.

     During any such extension, all shares of Common Stock previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Holder to withdraw its shares of Common Stock. Any such extension, delay, termination, waiver or amendment will be followed by a public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4, 14d-6 and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to Holders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or as otherwise may be required by applicable law.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4, 14d-6 and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of shares of Common Stock sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of shares of Common Stock sought, a minimum period of ten business days is generally required to allow for adequate dissemination to Holders and investor response.

     The Company has provided the Purchaser with the Company's stockholder list and security position listing in respect of the shares of Common Stock for the purpose of disseminating the Offer to Purchase, the

Letter of Transmittal and other relevant materials to Holders. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to holders of record of shares of Common Stock whose names appear on the Company's list of holders of shares of Common Stock and will be furnished, for subsequent transmittal to beneficial owners of shares of Common Stock, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's list of stockholders of the shares of Common Stock or, where applicable, who are listed as participants in the security position listing of The Depository Trust Company ("DTC").

SECTION 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES OF COMMON STOCK.

     Upon the terms and subject to the conditions of the Offer, the Merger Agreement and applicable law (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all shares of Common Stock validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4 -- "Withdrawal Rights") as promptly as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 13 -- "Conditions of the Offer", including, but not limited to, the regulatory conditions specified in Section
14 -- "Certain Legal Matters; Regulatory Approvals". Subject to applicable rules of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, shares of Common Stock in order to comply, in whole or in part, with any applicable law or satisfaction of the Minimum Condition.

     In all cases, payment for shares of Common Stock purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) (A) the certificates evidencing such shares of Common Stock (the "Certificates") or (B) timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such shares of Common Stock into the Depositary's account at DTC (the "Book-Entry Transfer Facility"), in each case pursuant to the procedures set forth in Section 3 -- "Procedures for Tendering Shares", (ii) the Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer and (iii) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and to this Offer to Purchase.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary forming a part of a Book-Entry Confirmation system, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant in the Book-Entry Transfer Facility tendering the shares of Common Stock that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) shares of Common Stock validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such shares of Common Stock pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for shares of Common Stock accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering Holders whose shares of Common Stock have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES OF COMMON STOCK BE PAID BY THE PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT OR EXTENSION OF THE EXPIRATION DATE.

     If any tendered shares of Common Stock are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more shares of Common Stock than are tendered, Certificates evidencing shares of Common Stock not purchased will be returned, without expense to the tendering Holder (or, in the case of shares of Common Stock tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 -- "Procedures for Tendering Shares", such shares of Common Stock will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per share of Common Stock pursuant to the Offer, the Purchaser will pay such increased consideration for all such shares of Common Stock purchased pursuant to the Offer, whether or not such shares of Common Stock were tendered prior to such increase in consideration.

     THE PURCHASER RESERVES THE RIGHT TO ASSIGN ANY OTHER DIRECT OR INDIRECT WHOLLY OWNED U.S. SUBSIDIARY OF PARENT, THE RIGHT TO PURCHASE ALL OR ANY PORTION OF THE SHARES OF COMMON STOCK TENDERED PURSUANT TO THE OFFER, BUT ANY SUCH ASSIGNMENT WILL NOT RELIEVE THE PURCHASER OF ITS OBLIGATIONS UNDER THE OFFER AND THE MERGER AGREEMENT AND WILL IN NO WAY PREJUDICE THE RIGHTS OF TENDERING HOLDERS TO RECEIVE PAYMENT FOR SHARES OF COMMON STOCK VALIDLY TENDERED AND ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER.

SECTION 3. PROCEDURES FOR TENDERING SHARES.

     Valid Tender of Shares. In order for shares of Common Stock to be validly tendered pursuant to the Offer, a Holder must, prior to the Expiration Date, either (i) deliver to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or a copy thereof) with any required signature guarantees, (b) the stock certificates representing shares of Common Stock to be tendered and (c) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and of this Offer to Purchase, (ii) cause such Holder's broker, dealer, commercial bank, trust company or custodian to tender applicable shares of Common Stock pursuant to the procedures for book-entry transfer described below or (iii) comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF THE SHARES, CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING HOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the shares of Common Stock at the Book-Entry Transfer Facility for purposes of the Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of shares of Common Stock by (i) causing such securities to be transferred in accordance with the Book-Entry Transfer Facility's procedures into the Depositary's account and (ii) causing the Letter of Transmittal to be delivered to the Depositary by means of an Agent's Message. Although delivery of shares of Common Stock may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed copy thereof), properly completed and duly executed, together with any required signature guarantees, or any Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, or the tendering Holder must comply with the guaranteed delivery procedures described below.

     DELIVERY OF THE LETTER OF TRANSMITTAL AND OTHER REQUIRED DOCUMENTS OR INSTRUCTIONS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"), unless the shares of Common Stock tendered thereby are tendered (i) by the registered holder(s) (which term, for purposes of this document, shall include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of shares of Common Stock) of shares of Common Stock who has not completed the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 to the Letter of Transmittal.

     If a Certificate is registered in the name of a person other than the signatory of the Letter of Transmittal, or if payment is to be made, or a stock certificate not accepted for payment or not tendered is to be returned to a person other than the registered holder(s), then the stock certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the stock certificate, with the signature(s) on such stock certificate or stock powers guaranteed as described above. See Instructions 1, 5 and 7 to the Letter of Transmittal.

     Guaranteed Delivery. If a Holder desires to tender shares of Common Stock pursuant to the Offer and such Holder's stock certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such shares of Common Stock may nevertheless be tendered if all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, in the form provided by the Purchaser, is received by the Depositary as provided below prior to the Expiration Date; and

          (iii) the stock certificates for all tendered shares of Common Stock in proper form for transfer, with a properly completed and duly executed Letter of Transmittal (or a copy thereof) with any required signature guarantee or, in the case of a book-entry transfer, a Book-Entry Confirmation with an Agent's Message, and any other documents required by Letter of Transmittal, are received by the Depositary within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery. A trading day is every day on which the NYSE is open for business.

     Any Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or by mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. In the case of shares of Common Stock held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

     Other Requirements. Notwithstanding any other provision hereof, payment for shares of Common Stock accepted for payment pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of:

          (i) stock certificates evidencing such shares of Common Stock or a Book-Entry Confirmation of the of such shares of Common Stock;

          (ii) a properly completed and duly executed Letter of Transmittal or a copy thereof together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message); and

          (iii) any other documents required by the Letter of Transmittal.

     Accordingly, tendering Holders may be paid at different times upon when stock certificates for shares of Common Stock or Book-Entry Confirmations with respect to shares of Common Stock are actually received by the Depositary.

     Determination of Validity. All questions as to the validity, form, eligibility (including, but not limited to, time of receipt) and acceptance for payment of any tendered shares of Common Stock pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any shares of Common Stock determined by it not to be in proper form or if the acceptance for payment of, or payment for, such shares of Common Stock may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the right, in its sole discretion, subject to the terms of the Merger Agreement and the rules and regulations of the Commission, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to shares of Common Stock of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. No tender of shares of Common Stock will be deemed to have been validly made until all defects and irregularities have been cured or waived.

     Subject to the terms of the Merger Agreement, the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Appointment of Proxy. By executing a Letter of Transmittal (or delivering an Agent's Message) as set forth above, a tendering Holder irrevocably appoints each designee of the Purchaser as attorney-in-fact and proxy of such Holder, with full power of substitution, to vote the shares of Common Stock as described below in such manner as each such attorney-in-fact and proxy (or any substitute thereof) shall deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such Holder's rights with respect to the shares of Common Stock tendered by such Holder and accepted for payment by the Purchaser prior to the time of such vote or action. All such proxies shall be considered coupled with an interest in the tendered shares of Common Stock and shall be irrevocable and are granted in consideration of, and are effective upon, the acceptance for payment of such shares of Common Stock in accordance with the terms of the Offer. Such acceptance for payment by the Purchaser shall revoke, without further action, any other proxy or power of attorney granted by such Holder at any time with respect to such shares of Common Stock and no subsequent proxies or powers of attorney will be given (or, if given, will not be deemed effective) with respect thereto by such Holder. The designees of the Purchaser will, with respect to the shares of Common Stock for which the appointment is effective, be empowered to exercise all voting and other rights as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's stockholders, by written consent or otherwise, and the Purchaser reserves the right to require that, in order for shares of Common Stock to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such shares of Common Stock, the Purchaser must be able to exercise all rights (including, without limitation, all voting rights and rights of conversion) with respect to such shares of Common Stock.

     Backup Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each Holder surrendering shares of Common Stock in the Offer must, unless an exemption applies, provide the payor of such cash with such Holder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such Holder is not subject to backup withholding. If a Holder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such Holder and payment of cash to such Holder pursuant to the Offer may be subject to backup withholding of 31%. All Holders surrendering shares of Common Stock pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain Holders (including among others all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign Holders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See "Important Tax Information" in the Letter of Transmittal.

     Other Requirements. The Purchaser's acceptance for payment of the Common Stock tendered pursuant to the Offer will constitute a binding agreement between the tendering Holder and the Purchaser upon the terms and subject to the conditions of the Offer.

SECTION 4. WITHDRAWAL RIGHTS.

     Tenders of shares of Common Stock made pursuant to the Offer are irrevocable except that such shares of Common Stock may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 7, 2001.

     If the Purchaser extends the Offer, is delayed in its acceptance for payment of shares of Common Stock or is unable to accept shares of Common Stock for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered shares of Common Stock, and such shares of Common Stock may not be withdrawn except to the extent that tendering Holders are entitled to withdrawal rights as described in this Section 4 -- "Withdrawal Rights". Any such delay will be an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the shares of Common Stock to be withdrawn, the number of shares of Common Stock to be withdrawn and the name of the registered holder of the shares of Common Stock, if different from that of the person who tendered such shares of Common Stock. If stock certificates representing shares of Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such stock certificates, the serial numbers shown on such stock certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such shares of Common Stock have been tendered for the account of an Eligible Institution. Shares of Common Stock tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 -- "Procedures for Tendering Shares", may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Common Stock and must otherwise comply with the Book-Entry Transfer Facility's procedures.

     Withdrawals of tendered shares of Common Stock may not be rescinded without the Purchaser's consent and any shares of Common Stock properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of Parent, the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any shares of Common Stock properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. Any shares of Common Stock properly withdrawn may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in Section 3 -- "Procedures for Tendering Shares".

SECTION 5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following summarizes the material United States federal income tax consequences of the Merger to Holders. This discussion is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary only applies to a Holder who is a United States person for federal income tax purposes who holds shares of Common Stock as a capital asset. This summary does not deal with the tax consequences of the Offer or the Merger to special classes of Holders, such as insurance companies, tax-exempt organizations, financial institutions, dealers in securities, non-United States persons, persons who acquired the shares of Common Stock pursuant to an exercise of employee stock options or rights or otherwise as compensation, persons who hold shares of Common Stock as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for United States federal income tax purposes, and persons with a "functional currency" other than the United States dollar. Further this summary does not address the tax consequences of the Offer and the Merger under applicable state, local or foreign laws. EACH HOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR ABOUT THE TAX CONSE-

QUENCES OF THE OFFER AND THE MERGER IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN LAW.

     The receipt of cash in exchange for Common Stock pursuant to the Offer or the Merger will be a fully taxable transaction for federal income tax purposes. A Holder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between the sum of the amount of cash received in the Offer or the Merger and such Holder's adjusted tax basis in his or her Common Stock exchanged therefor.

     The gain or loss recognized on the exchange of Common Stock for cash will be capital gain or loss; such capital gain or loss will be a long-term capital gain or loss if the Holder has held the stock for more than one year as of the date of exchange. There are certain limitations on the deductibility of capital losses.

     A United States Holder of Common Stock may be subject, under certain circumstances, to backup withholding at a rate of 31% with respect to the cash received in exchange for Common Stock in the Offer or the Merger, unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts required to be withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the Holder's federal income tax liability if the required information is furnished to the Internal Revenue Service.

SECTION 6. PRICE RANGE OF SHARES; DIVIDENDS.

     The shares of Common Stock are listed and traded on the NYSE under the symbol "GPM". The table below sets forth, for the periods indicated, the quarterly high and low daily closing prices of the shares of Common Stock on the
NYSE:

                                                              HIGH      LOW
                                                              ----      ---
YEAR ENDED JANUARY 31, 1999
  First Quarter.............................................   $6 3/4   $ 5 7/8
  Second Quarter............................................    6 1/2     4 3/8
  Third Quarter.............................................    4 11/16   3 1/4
  Fourth Quarter............................................    4 3/8     2 5/8
YEAR ENDED JANUARY 31, 2000
  First Quarter.............................................   $3 1/2   $ 2 3/16
  Second Quarter............................................    3 1/2     2 3/4
  Third Quarter.............................................    3 1/2     2 3/4
  Fourth Quarter............................................    3 1/16    2 1/16
YEAR ENDED JANUARY 31, 2001
  First Quarter.............................................   $3 15/16 $ 2
  Second Quarter............................................    4 7/8     3 1/16
  Third Quarter (through November 8, 2000)..................    4 7/8     2 1/2

     On November 2, 2000, the last full trading day prior to the public announcement of the Offer, the reported closing sales price of the shares of Common Stock on the NYSE was $3.44 per share of Common Stock. On November 8, 2000, the last full trading day prior to the date of this Offer to Purchase, the last reported closing sales price of the shares of Common Stock was $4.88 per share. Holders are urged to obtain current market quotations for the Common Stock.

     The Company has not paid any dividends with respect to the shares of Common Stock at any time during the past two years. Pursuant to the Merger Agreement, without Parent's written consent, the Company will not, and will cause each of its subsidiaries not to, (i) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of any equity securities of the Company other than the issuance of shares of Common Stock pursuant to the exercise of options outstanding on the date of the Merger Agreement; (ii) effect any stock split or combine, subdivide, reclassify or, directly or indirectly, redeem, purchase or otherwise acquire, recapitalize or reclassify or propose to redeem or purchase or otherwise acquire, any shares of its capital stock or any of its other shares or liquidate in whole or in part; or (iii) declare or pay any dividend or make any other distribution with respect to any shares of its capital stock.

SECTION 7. CERTAIN INFORMATION CONCERNING THE COMPANY.

  The Company

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

     Getty Petroleum Marketing Inc. is a Maryland corporation. The address of the Company's principal executive offices is 125 Jericho Turnpike, Jericho, New York 11753. The telephone number of the Company at such offices is (516) 338-6000.

     The Company is one of the nation's largest independent marketers of petroleum products. It serves retail and wholesale customers through a distribution and marketing network of approximately 1,300 Getty(R) and other branded retail outlets located in 13 Northeastern and Middle-Atlantic states. The Company stores and distributes petroleum products from nine proprietary distribution terminals and bulk plants and 30 through-put and exchange terminals. The Company purchases gasoline, fuel oil and related petroleum products from a number of Northeast and Middle-Atlantic suppliers. These products are delivered by cargo ship, barge, pipeline and truck to the Company's distribution terminals and bulk plants located in its marketing region. Through the Company's proprietary truck transportation fleet and distribution network, it sells and distributes products throughout a 13 state marketing region. Most of the retail outlets are held under long-term leases or subleases with Getty Properties Corp. The Company also sells, on a wholesale basis, gasoline, fuel oil, diesel fuel and kerosene from distribution terminals and bulk plants in truckload and barge quantities, and sells fuel oil, kerosene, propane and oil burner and related services to residential, commercial and governmental customers in New York's Mid-Hudson Valley.

  Capital Structure

     The authorized capital of the Company consists of (a) 30,000,000 shares of Common Stock and (b) 10,000,000 shares of preferred stock, par value $0.01 per share. As of November 2, 2000, no shares of preferred stock were outstanding.

     Common Stock. As of November 2, 2000, the Company had 14,002,866 shares of Common Stock outstanding.

     Options. The Company has granted options to acquire shares of Common Stock under its 1997 Stock Option Plan. As of November 2, 2000, the Company had 771,835 options outstanding, of which 473,129 options were exercisable at $5.00 or less per share.

     Employee Stock Ownership Plan. The Company established a leveraged Employee Stock Ownership Plan (the "ESOP") in 1997 that purchased 671,298 newly issued shares of Common Stock from the Company using the proceeds of a loan made by the Company to the ESOP (the "ESOP Loan"). The ESOP Loan is being repaid over a five-year period, and the Company contributes annually to the ESOP the funds required to repay the ESOP Loan. The original principal amount of the ESOP Loan was $3,222,230, equal to $4.80 per share of Common Stock in the ESOP. Allocations to participants' accounts aggregate approximately 134,260 shares of Common Stock per year and are allocated to employees in proportion to their compensation over a five-year period. See Section 11 -- "Purpose of the Offer; Plans for the Company; Certain Agreements -- Merger Agreement -- Employee Benefit Plans" of this Offer to Purchase.

  Certain Historical Financial Information

     Set forth below is summary consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2000 (the "Annual Report"). More comprehensive financial information is included in the Annual Report and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to the Annual Report and other documents, including the financial statements and related notes contained therein. The Annual Report and other documents may be inspected at, and copies may be obtained from, the same places and in the manner set forth under "Available Information".

                                                                     YEAR ENDED JANUARY 31,
                                                             --------------------------------------
                                                                1998          1999          2000
                                                             ----------    ----------    ----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY STATEMENT OF OPERATIONS DATA:
Sales and operating revenues...............................   $891,109      $660,754      $832,051
Gross profit (before depreciation and amortization)........     43,875        36,572        44,289
Operating income...........................................      4,434           639         4,123
Net earnings...............................................   $  1,181      $    566      $  2,055
                                                              ========      ========      ========
Net earnings per share:
  Basic....................................................   $    .09      $    .04      $    .15
                                                              ========      ========      ========
  Diluted..................................................   $    .09      $    .04      $    .15
                                                              ========      ========      ========
Weighted average shares outstanding:
  Basic....................................................     12,970        13,422        13,585
                                                              ========      ========      ========
  Diluted..................................................     13,257        13,526        13,599
                                                              ========      ========      ========

                                                                 AT JANUARY 31,
                                                              --------------------
                                                                1999        2000
                                                              --------    --------
                                                                 (IN THOUSANDS)
SUMMARY BALANCE SHEET DATA:
Cash and equivalents........................................  $  6,169    $ 10,266
Current assets..............................................    43,642      53,699
Total assets................................................   149,421     170,915
Current liabilities.........................................    46,163      64,313
Total liabilities...........................................    89,201     108,669
Stockholders' equity........................................    60,220      62,246

  Certain Projected Financial Data

     Prior to entering into the Merger Agreement, Parent received from the Company certain information which Parent and the Purchaser believe was not and is not publicly available, including certain projected financial data (the "Projections") for the fiscal years 2001 through 2005. The Company does not publicly disclose projections, and the Projections were not prepared with a view to public disclosure.

     These Projections were created in March 2000 and, in April 2000, were submitted to all prospective purchasers who had signed a confidentiality agreement with the Company at that time. The Projections do not reflect current market conditions and have not been updated to reflect management's current views or the impact of recent industry events on the Company.

     The following table of Projections sets forth certain projected financial data for the fiscal years 2001 through 2005.

                                                            YEAR ENDED JANUARY 31,
                                                ----------------------------------------------
                                                 2001      2002      2003      2004      2005
                                                ------    ------    ------    ------    ------
                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total gross margin and income.................  $146.9    $151.2    $155.2    $159.7    $164.5
Operating income..............................    10.1      12.2       7.0       9.3      11.4
Net income....................................  $  4.9    $  6.0    $  3.2    $  4.4    $  5.6
                                                ======    ======    ======    ======    ======
Earnings per share............................  $ 0.35    $ 0.43    $ 0.23    $ 0.32    $ 0.40
                                                ======    ======    ======    ======    ======
Common shares outstanding.....................    14.0      14.0      14.0      14.0      14.0
                                                ======    ======    ======    ======    ======

                                                                AT JANUARY 31,
                                                ----------------------------------------------
                                                 2001      2002      2003      2004      2005
                                                ------    ------    ------    ------    ------
                                                                (IN MILLIONS)
BALANCE SHEET DATA:
Cash and equivalents..........................  $  6.8    $ 15.5    $ 20.9    $ 27.7    $ 35.9
Total current assets..........................    50.5      59.7      65.8      73.2      82.4
Total assets..................................   171.3     178.1     182.0     187.5     194.4
Total current liabilities.....................    58.6      59.1      59.4      59.8      60.3
Total liabilities.............................   103.8     104.1     104.9     106.0     107.3
Stockholders' equity..........................    67.5      73.9      77.1      81.5      87.1

     Assumptions

     Gasoline. Throughout the forecast period, per gallon retail and wholesale gasoline gross margins are projected to remain unchanged at $0.1130 and $0.0163, respectively. These margins are based on the Company's five-year historical averages for the period February 1, 1995 through January 31, 2000. Petroleum product volume sold through the Company's existing retail and wholesale network is forecasted to grow modestly at 1.5% per annum over the projection period.

     Rental Income. Rental income from existing retail locations is forecast to grow an average of 3.5% per annum for fiscal 2002 and 2.5% per annum thereafter. This growth consists of 2.5% average annual base rent increases as property leases expire and are renewed as well as incremental rental income from properties which are the subject of the growth capital projects. Rental income is also forecast to increase due to acquisitions.

     Rental Expense. At January 31, 2000, the Company leased 1,013 gasoline station and convenience store properties and nine terminals under four master leases with Getty Properties Corp. At the end of the fifth lease year (February 1, 2002) the rent on each property will increase by the change in the consumer price index ("CPI") over the previous five-year period not to exceed 15%. Rent expense starting in fiscal year 2003 is projected to increase by 12.5%, reflecting average annual increases in the CPI over the prior five-year period of

2.5%. Rent expense paid to other parties of $4.5 million in fiscal 2001 is also forecast to increase at a rate of 2.5% per annum.

     Operating Expenses. Direct operating expenses, with the exception of environmental remediation and credit card expense, are projected to grow 2.5% per annum. Environmental remediation expense is $2.5 million in 2001 and is projected to grow 10% per year. Credit card expenses are projected on a per gallon basis. Corporate selling, general and administrative expenses are forecasted to grow 2.5% annually and include incentive compensation to key employees for meeting budgeted targets.

     Financing. For purposes of management's five-year projections, all funding requirements are financed through cash flow from operations, and to the extent it is necessary, short-term borrowings. The Company has unsecured lines of credit in the aggregate amount of $50 million with borrowings bearing interest based on a spread to LIBOR. As of January 31, 2000, no borrowings were outstanding. Forecast interest expense includes approximately $1 million of annual interest on security deposits held by the Company.

     Acquisitions. The projections assume that the Company will acquire approximately ten retail outlets per year during the forecast period. Ten locations are projected to cost approximately $5.2 million and contribute approximately an additional $1.5 million per year to the Company's earnings before interest expense, taxes, depreciation and amortization.

     Cautionary Statements Concerning the Projections and Forward-Looking Statements

     The Projections, which were prepared in March 2000, were not prepared with a view to public disclosure or compliance with published guidelines of the Commission, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. Neither Parent's nor the Company's certified public accountants have examined or compiled any of the Projections or expressed any conclusion or provided any form of assurance with respect to the Projections and, accordingly, assume no responsibility for the Projections. The Projections are included herein to give the Holders access to information which was provided to Parent and which is believed by Parent and the Purchaser to be not publicly available.

     Certain matters discussed herein (including, but not limited to, the Projections) are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements included herein (including the Projections) and should be read with caution. The Company has advised Parent and the Purchaser that the Projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the Projections were not prepared by the Company in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by management of the Company with respect to, among other things, industry performance, general economic, market, interest rate and financial conditions, sales, cost of goods sold, operating and other revenues and expenses, capital expenditures and working capital of the Company, and other matters which may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the assumptions made in preparing the Projections will prove accurate, and actual results may be materially greater or less than those contained in the Projections. In addition, the Projections do not take into account any of the transactions contemplated by the Merger Agreement, including the Offer and the Merger. These events may cause actual results to materially differ from the Projections.

     For these reasons, as well as the bases and assumptions on which the Projections were complied, the inclusion of such Projections herein should not be regarded as an indication that the Company, Parent, the Purchaser or any of their respective affiliates or representatives considers such information to be an accurate prediction of future events, and the Projections should not be relied on as such. None of such persons assumes any responsibility for the reasonableness, completeness, accuracy or reliability of such Projections. No party nor any of their respective affiliates or representatives has made, or makes, any representation to any person regarding the information contained in the Projections and none of them intends to update or otherwise revise the Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions are shown to be in error.

  Available Information

     The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"), including those made by or in respect of the Company, are publicly available through the Commission's home page on the Internet at http://www.sec.gov. Such information should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, NY 10005.

SECTION 8. CERTAIN INFORMATION CONCERNING THE LUKOIL ENTITIES.

     LUKOIL is Russia's largest vertically integrated oil company, specializing in oil and gas exploration and production, refining, sales of crude oil products and transportation. LUKOIL's coverage includes 40 regions in Russia and 25 other countries of the world. LUKOIL has more than 120,000 employees. As of January 1, 2000, the proven reserves of oil and gas condensate available to LUKOIL amounted to 13.5 billion barrels. Over 60% of these reserves are concentrated in Western Siberia, Russia, another 30% in the European part of Russia and the remainder outside of Russia. LUKOIL's subsidiaries and dependent companies produced a total of 75.6 million tons of crude, which was approximately 24% of Russia's total oil production in 1999. LUKOIL accounted for 12% of Russia's total oil refining operation in 1999 and exported a total of 30.5 million tons of crude in 1999. The LUKOIL retail trade network includes over 1,000 gas stations. As of October 25, 2000, LUKOIL's market capitalization was more than $10.5 billion. The principal business address of LUKOIL is 11 Sretensky Boulevard, Moscow 10100 Russia, and the telephone number of such office is 011 (7095) 927-4444.

     The Purchaser is a newly formed Delaware corporation and a wholly owned subsidiary of Parent. The Purchaser has not conducted any business other than in connection with the Offer and the Merger Agreement. All of the issued and outstanding shares of capital stock of the Purchaser are beneficially owned by Parent. The principal address of the Purchaser is 540 Madison Avenue, New York, New York 10022, and the telephone number of such office is (212) 421-4141.

     Parent is a newly formed Delaware corporation and the indirect wholly owned subsidiary of LUKOIL. The Parent has not conducted any business other than in connection with the Offer and the Merger Agreement. The principal business address of Parent is 540 Madison Avenue, New York, New York 10022 and the telephone number of such office is (212) 421-4141.

     LUKOIL owns all of the outstanding interests in Parent through a number of intermediate holding companies. These include Lukoil International, an Austrian corporation, which holds, through an intermediate company, all of the issued and outstanding limited liability company interests of Lukoil Americas L.L.C., a Delaware limited liability company, which holds all of the issued and outstanding shares of common stock of Parent. Each of Lukoil International and Lukoil Americas L.L.C. are holding companies with no operations other than the administration of the respective security interests that each holds. The principal address of

Lukoil International is 11 Sretensky Boulevard, Moscow 10100, Russia, and the telephone number of such office is 011 (7095) 927-4444. The principal address of Lukoil Americas L.L.C. is 540 Madison Avenue, New York, New York 10022, and the telephone number of such office is (212) 421-4141. Lukoil International GmbH and Lukoil Americas L.L.C. are sometimes referred to in this Offer to Purchase as the "Intermediate Holding Companies".

     The name, age, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser, Parent, Lukoil International and LUKOIL are set forth in Schedule I hereto.

     During the last five years, none of LUKOIL, the Intermediate Holding Companies, Parent, the Purchaser or, to the best of their knowledge, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     Except as described in this Offer to Purchase, none of LUKOIL, the Intermediate Holding Companies, Parent, the Purchaser or, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Parent or the Purchaser or, to the best of their knowledge, any associate or majority-owned subsidiary of any of the persons listed in Schedule I to this Offer to Purchase, (i) beneficially owns or has any right to acquire, directly or indirectly, any equity securities of the Company and (ii) effected any transaction in such equity securities during the past 60 days.

     Except as described in this Offer to Purchase, none of LUKOIL, the Intermediate Holding Companies, Parent, the Purchaser or, to the best of their knowledge, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, during the past two years, none of LUKOIL, the Intermediate Holding Companies, Parent, the Purchaser or, to the best of their knowledge, any of the persons listed on
Schedule I hereto has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years, there have been no contacts, negotiations or transactions between any of LUKOIL, the Intermediate Holding Companies, Parent, the Purchaser or any of their subsidiaries or, to the best knowledge of LUKOIL, Parent, Parent or the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a Merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

SECTION 9. SOURCE AND AMOUNT OF FUNDS.

     The Offer is not conditioned upon any financing arrangements. The Purchaser estimates that the total amount of funds required by the Purchaser to purchase all of the outstanding shares of Common Stock will be approximately $71 million, plus reasonable and customary fees and expenses incurred in connection with the Offer and the Merger.

     Parent has on deposit in cash or cash equivalents sufficient funds to purchase all of the outstanding shares of Common Stock. Parent will make a capital contribution to the Purchaser in an amount sufficient to purchase all of the shares of Common Stock that may be tendered in the Offer. Parent has obtained such funds from equity contributions and inter-company borrowings from direct and indirect wholly owned subsidiaries of LUKOIL. Of the total funds to be contributed to the Purchaser, Parent has borrowed $56 million from Lukoil Finance Limited, which is an indirect, wholly owned subsidiary of LUKOIL. The loan from Lukoil Finance Limited bears interest at a floating annual rate that will be adjusted every three months and will equal the average yearly interest rate quoted by leading banks in the London interbank market two banking days before the beginning of the relevant three-month period plus 2% per annum. The loan also requires Parent to repay the principal amount of the loan according to a repayment schedule upon demand by Lukoil Finance Limited, and Parent is to make its first repayment of principal on June 30, 2001. The last payment of interest and principal will be made on September 30, 2008. Once Purchaser has been merged with the Company and the Company is no longer a publicly traded company, the Company will pledge all of the shares of the Company to Lukoil Finance Limited in order to secure its payment obligations under the loan. In addition, Parent has pledged all of the shares of the Purchaser to Lukoil Finance Limited to secure the loan. Parent expects to service loan payments from dividends received from the Company after the Merger.

SECTION 10. BACKGROUND OF THE OFFER.

     In early 1999, representatives of the Company approached LUKOIL regarding its interest in exploring a possible investment in or combination with the Company, to which LUKOIL expressed no interest at that time.

     On June 16, 1999, Lukoil USA Inc., a wholly owned indirect subsidiary of LUKOIL ("Lukoil USA") contacted the Company by letter and indicated that Lukoil USA was now prepared to indicate its interest in pursuing a controlling investment in or an acquisition of the Company at a premium to Company's market capitalization, subject to due diligence. The Company and Lukoil USA entered into a Confidentiality Agreement on July 7, 1999, after which Lukoil USA began a preliminary business diligence review and held preliminary discussions with the Company's management. During late July and early August representatives of Lukoil USA and the Company discussed possible terms of an investment in, or business combination transaction with, the Company.

     On or about August 16, 1999, at the Company's request, ING Barings began distributing a confidential information memorandum containing general information about the Company, including the Company's business, management, strategy and growth initiatives and historical and projected financial information, to LUKOIL or its representatives.

     Thereafter, Mr. Leo Liebowitz, the Company's Chief Executive Officer and Chairman of the Board, had discussions with representatives of Lukoil USA in which he communicated concerns expressed by the Company's Board of Directors regarding the price and terms being indicated by Lukoil USA, as well as certain concerns raised by Getty Properties Corp. regarding guarantees or credit support for its master lease with the Company in the event LUKOIL acquired control of the Company. On August 26, 1999, the Company's senior management and its financial and legal advisors met with representatives of Lukoil USA (including its financial and legal advisors) to discuss a potential business transaction. Lukoil USA again expressed that its only interest was in becoming a majority owner of the Company. After much discussion, the parties were unable to come to an agreement on price or deal structure. In October 1999, representatives of ING Barings, Lukoil USA and the Company's legal advisors held further discussions but were unable to find any basis for agreement.

     On April 18, 2000, Mr. Liebowitz met again with representatives of Lukoil USA at Lukoil USA's offices to discuss a potential purchase of the Company by Lukoil USA. No specific terms were discussed. However, the parties agreed to have their respective financial and legal advisors meet to discuss the potential structure of such a transaction. On April 20, 2000, representatives of the companies and their respective legal advisors met telephonically to discuss whether Lukoil USA would provide credit support (potentially including parent company guarantees and/or a letter of credit covering the lease payments) under the master lease. While no transaction structure or price was discussed, Lukoil USA agreed to consider providing some form of credit support.

     On or about April 21, 2000, ING Barings, at the Company's request, distributed a revised confidential information memorandum describing the Company, its business and certain financial information to Lukoil USA and its representatives.

     On April 24, 2000, representatives of the Company met with representatives of Lukoil USA to discuss Lukoil USA's interest in purchasing the Company, and then met with its financial and legal advisors. On

April 28, 2000, the Company received from Lukoil USA a written preliminary non-binding offer to acquire the Company at a price of $3.50-$4.00 per Share, subject to due diligence, which set forth certain terms and conditions of the offer, including Lukoil USA's ability to negotiate changes to certain terms of the master lease.

     On June 6, 2000, ING Barings and the Company presented to Lukoil USA and its financial and legal advisors a management presentation. On June 7, 2000, ING Barings and the Company gave Lukoil USA and its financial advisors a tour of several of the Company's service stations and one of its petroleum terminals. Lukoil USA and its financial and legal advisors also began a due diligence review of the information contained in the Company's data room. The Company and Lukoil USA also discussed certain diligence issues, including Lukoil USA's requested environmental review of the Company's leased properties, and other terms of the purchase proposal, including an indicated offer price range of $4.25 to $4.50 per share.

     On June 19, 2000, representatives of Lukoil USA expressed to representatives of ING Barings Lukoil USA's desire for an agreement with the Company whereby the Company would agree to forego discussions with other companies regarding the sale of the Company during Lukoil USA's more extensive diligence review of the Company, including real estate and environmental diligence, for a period of 60-90 days. Lukoil USA also requested that the Company reimburse Lukoil USA for its expenses relating to its diligence and pay Lukoil USA a fee under certain circumstances, including upon consummation of a transaction with another prospective purchaser within a specified time period. The Company asked Lukoil USA, through ING Barings, for an estimate of the due diligence expenses it would incur. On June 20, 2000, Lukoil USA supplied the Company with an estimate of due diligence expenses.

     Several discussions were held between senior management (along with its financial and legal advisors) and Lukoil USA and its financial and legal advisors concerning the terms of the expense reimbursement proposal. On July 21, 2000, and continuing on August 2, 2000, members of the Board of Directors of Getty Realty Corp., the parent of Getty Properties Corp., discussed potential modifications to the master lease with representatives of Lukoil USA.

     Concurrently, the Company and its advisors continued to discuss the terms of an exclusivity arrangement with Lukoil USA, including the terms and structure of a possible transaction.

     Following a series of discussions between representatives of the Company and representatives of Lukoil USA and their respective advisors on August 3, 2000, Lukoil USA proposed a two-step transaction at a cash price of $5.00 per share of Common Stock.

     On August 8, 2000, after further negotiations, the Company and Lukoil USA entered into the Letter Agreement providing that, for the period of Lukoil USA's diligence review of the Company (45 days with an additional period of up to 45 days under certain circumstances), the Company would not engage in discussions concerning an acquisition proposal with any third party other than with certain identified acquirors with whom the Company had previously had discussions or with others if necessary for the Board to comply with its duties under applicable law. The Letter Agreement provided for payment by the Company of a fee to Lukoil USA of $3 million and reimbursement of Lukoil USA's reasonable documented out-of-pocket diligence expenses up to a maximum of $1.5 million under certain circumstances.

     After execution of the Letter Agreement, Lukoil USA began an extensive due diligence review of the Company's operations, including financial information, business operations, contracts and other items. On August 14, 2000, the Company's legal advisors gave to Lukoil USA a draft of a merger agreement, and from September through November 2, 2000 representatives of the Company, representatives of Lukoil USA and their respective legal and financial advisors negotiated the terms of the agreement. On September 22, 2000, pursuant to the Letter Agreement, Lukoil USA extended the exclusivity period for an additional 45 days.

     During October 2000, representatives of the Company conducted extensive negotiations with representatives of Lukoil USA regarding the Merger Agreement, and, along with representatives of Getty Properties Corp., the master lease amendment and related documents.

     The Merger Agreement, the Support Agreements and the related documents were executed, and the Offer and Merger were publicly announced, on November 2, 2000.

     On November 9, 2000, in accordance with the Merger Agreement, the Purchaser commenced the Offer.

SECTION 11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN AGREEMENTS.

     Purpose of the Offer

     The purpose of the Offer is to enable Parent to acquire as many outstanding shares of Common Stock as possible as a first step in acquiring the entire equity interest in the Company. The purpose of the Merger is for Parent to acquire all remaining shares of Common Stock not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent and an indirect wholly owned subsidiary of LUKOIL. The Offer is being made pursuant to the Merger Agreement.

  Plans for the Company

     Subject to certain matters described below, it is currently expected that, initially following the Merger, the business and operations of the Company will generally continue as they are currently being conducted. Parent will continue to evaluate all aspects of the business, operations, capitalization and management of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such further actions as it deems appropriate under the circumstances then existing.

     The shares of Common Stock are currently traded on the NYSE. Following the consummation of the Merger, the shares of Common Stock will no longer be listed on the NYSE and the registration of the shares of Common Stock under the Exchange Act will be terminated. Accordingly, after the Merger there will be no publicly-traded equity securities of the Company outstanding and the Company may no longer be required to file periodic reports with the Commission. See Section 12 -- "Effects of the Offer on the Market for the Shares; Exchange Act Registration".

     Except as otherwise discussed in this Offer to Purchase, Parent has no present plans or proposals that would result in any extraordinary corporate transaction, such as a merger, reorganization, liquidation involving the Company or any of its subsidiaries, or purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries or in any other material changes to the Company's capitalization, corporate structure, business of the Company or the management of the Company, except that Parent intends to review the composition of the boards of directors (or similar governing bodies) of the Company and its subsidiaries and to cause the election to such boards of directors (or similar governing bodies) of certain of its representatives as contemplated by the Merger Agreement.

  Certain Agreements

     Merger Agreement

     The following is a summary of the material terms of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule TO. The Merger Agreement may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7 -- "Certain Information Concerning the Company -- Available Information," except that it may not be available at the regional offices of the Commission.

     The Offer. The Merger Agreement provides that as soon as practicable but no later than seven business days after the public announcement of the Merger Agreement, the Purchaser will commence the Offer and that the obligation of the Purchaser to consummate the Offer and to accept for payment and to pay for any shares of Common Stock validly tendered pursuant to the Offer and not withdrawn shall be subject to only those conditions set forth therein. Subject to the terms of the Merger Agreement, the applicable rules and regulations of the Commission and to applicable law, the Purchaser reserves the right to modify the terms of the Offer, provided that, without the prior written consent of the Company and except as provided below, the Purchaser may not (i) decrease the Offer Price payable in the Offer, (ii) decrease the number of shares of

Common Stock sought pursuant to the Offer or change the form of consideration payable in the Offer, (iii) change or amend the conditions to the Offer or impose additional conditions to the Offer, (iv) change the Expiration Date of the Offer or (v) otherwise amend, add or waive any term or condition of the Offer in any manner adverse in any material respect to the Holders. If all conditions to the Offer have not been satisfied on any scheduled Expiration Date, the Purchaser may, and upon the request of the Company shall, extend the Expiration Date of the Offer for additional periods each of which may be up to ten additional business days on any scheduled Expiration Date and provided, further, that the Purchaser may extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission applicable to the Offer. If all conditions to the Offer have not been satisfied on any scheduled Expiration Date, the Purchaser may elect to extend the Offer for up to ten additional business days so long as the Purchaser waives all conditions of the Offer other than (i) the Minimum Condition and (ii) the condition that the transaction not violate any law or judgment, but solely to the extent Parent or the Purchaser would violate any law or judgment. So long as the Minimum Condition has been met, the Purchaser may elect to waive any other conditions to the Offer that have not been met and accept for payment the shares of Common Stock validly tendered and not properly withdrawn.

     The Purchaser may not extend the Expiration Date beyond January 25, 2001.

     The Merger Agreement permits the Purchaser to elect to keep the Offer open for one or more subsequent offering periods pursuant to Rule 14d-11 under the Exchange Act. In order to take advantage of this rule, the Purchaser would have to accept and promptly pay for the shares of Common Stock tendered and not withdrawn in the Offer on the Expiration Date. The Purchaser would then be required to publicly announce the results of the Offer by 9:00 a.m. on the next business day after the Expiration Date, immediately commence the subsequent offering, offer to purchase any outstanding shares of Common Stock at the same price offered herein and accept for payment shares of Common Stock as they are tendered. Any subsequent offering periods may extend up to an additional 20 business days in the aggregate.

     Composition of the Board following Consummation of the Offer. The Merger Agreement provides that, promptly after the purchase of and acceptance of payment for the shares of Common Stock by the Purchaser pursuant to the Offer, the Purchaser will, subject to the provisions of the next paragraph, be entitled to designate such number of directors (the "Purchaser Designees"), rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on such Board (after giving effect to any increase in the size of or vacancies on such Board pursuant to the following sentence) multiplied by the percentage that the number of shares of Common Stock beneficially owned or of record by the Lukoil Entities at such time bears to the total number of shares of Common Stock then issued and outstanding on a fully diluted basis. In furtherance thereof, the Company will, upon the request of the Purchaser, either increase the size of its Board of Directors or use its reasonable best efforts promptly to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable the Purchaser Designees to be so elected or appointed to the Company's Board of Directors. The Company's Board of Directors will take no action from the time that the Purchaser has accepted for payment shares of Common Stock in accordance with the Offer until the Company's Board of Directors has been reconstituted as provided for in this paragraph, unless otherwise directed by the Purchaser. The Merger Agreement further provides that the Company's obligation to appoint Purchaser Designees to the Company's Board of Directors will be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

     The Purchaser, Parent and LUKOIL will use their respective reasonable best efforts to ensure that at least two members of the Board of Directors shall, at all times prior to the Effective Time, be a director of the Company who was a director of the Company on the date of the Merger Agreement (the "Continuing Director"). Each of the Continuing Directors must be a director then serving, if any, who as of the date of the Merger Agreement and as of the date of determination, is neither an employee, consultant of or holder of greater than a 1% beneficial interest in the Company or Getty Properties Corp., nor a director of Getty Properties Corp. ("Independent"). If there is more than one Continuing Director and prior to the Effective Time the number of Continuing Directors is reduced for any reason, the remaining Continuing Directors or directors will be entitled to designate persons who are Independent to fill such vacancies who will be deemed to be Continuing Directors. If there is only one Continuing Director and he or she resigns or is removed from office, such Continuing Director will be entitled to designate an Independent person as his or her successor who will be deemed to be a Continuing Director. If there are no Continuing Directors able to continue to serve in such capacity due to death or mental incapacity, then a majority of the directors remaining on the Company's Board of Directors may designate Independent persons to act as successors of such Continuing Directors who will be deemed to be Continuing Directors. From and after the time, if any, that the Purchaser Designees constitute at least a majority of the Company's Board of Directors and prior to the Effective Time, pursuant to the terms of the Merger Agreement, any amendment or termination of the Merger Agreement by the Company or the transactions contemplated thereby, or any amendment to the Company's articles of incorporation or by-laws, which in either case materially and adversely affects the Holders may be effected only if such action is approved by, as determined by the Board of Directors, either a majority of the entire Board of Directors which majority must include the concurrence of the Continuing Directors or, to the extent permitted under the MGCL, a committee of the Board of Directors consisting of only Continuing Directors.

     The Merger. The Merger Agreement provides that subject to the conditions thereof, and in accordance with the MGCL and the DGCL, the Merger will be effected and the Purchaser will be merged with and into the Company as soon as practicable following the closing of the Offer. Following the Merger, the separate existence of the Purchaser will cease and the Company will continue as the surviving corporation (as such, the "Surviving Corporation"). At the Parent's election, any direct or indirect domestic subsidiary of the Parent other than the Purchaser may be merged with and into the Company instead of the Purchaser, and in such event the parties to the Merger Agreement will execute an amendment to the Merger Agreement in order to reflect such election.

     At the Effective Time, the articles of incorporation of the Company in effect immediately before the Effective Time will be the articles of incorporation of the Surviving Corporation until duly amended as provided therein or by applicable law. At the Effective Time and without any further action on the part of the Company or the Purchaser, the bylaws of the Company will be amended in their entirety to read as the bylaws of the Purchaser as in effect immediately prior to the Effective Time and, as amended, will be the bylaws of the Surviving Corporation. Immediately prior to the Effective Time, each Continuing Director will resign effective as of the Effective Time. The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Effect of the Merger on the Capital Stock of the Constituent
Corporations. At the Effective Time, each issued and outstanding share of Common Stock (other than shares of Common Stock held by the Company or by Lukoil Entities or any wholly owned subsidiaries of the Company or the Lukoil Entities, which will automatically be canceled and will cease to exist and no cash or other consideration will be delivered or deliverable in exchange therefor, and other shares of Common Stock, if any, held by Holders who have not voted such shares of Common Stock in favor of the Merger and who have perfected their appraisal rights under the MGCL) will, by virtue of the Merger and without any action by the Holders thereof, be converted into the right to receive an amount in cash equal to the Offer consideration (the "Merger Consideration") payable to the Holder thereof, without interest thereon, less any required withholding taxes, upon surrender and exchange of a Certificate.

     As of the Effective Time, each share of common stock of the Purchaser then issued and outstanding will be converted into, and represent all of, the fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation.

     The Merger Agreement provides that at the Effective Time, each then outstanding option to purchase shares of Common Stock, whether or not otherwise vested and exercisable in accordance with its terms (a "Stock Option"), will be cancelled by the Company and in consideration of such cancellation and, except to the extent that Parent and the holder of any such Stock Option otherwise agree, Parent will pay to such holders of Stock Options an amount in respect thereof equal to the product of (A) the excess, if any, of (i) the Merger Consideration over (ii) the exercise price per share of Common Stock subject to such Stock Option and (B) the number of shares of Common Stock subject to such Stock Option immediately prior to its cancellation. Such payment will be decreased by any required withholding taxes and without interest.

     Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto including, without limitation, representations and warranties by the Company as to the Company's organization, authorization, consents and noncontravention, capital structure, filings with the Commission, financial statements, absence of material untrue statements, compliance with laws and regulations, taxes, absence of certain material adverse changes or events, voting requirements, certain material agreements and arrangements, employee benefits and labor matters, change of control payments and takeover restrictions, undisclosed liabilities, intellectual property, real property, environmental matters, brokers and the opinion of a financial advisor. Some of the representations are qualified by the limitation that, in order for the representation to have been breached, the event breaching the representation must have a Material Adverse Effect. A "Material Adverse Effect" means, with respect to any person, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is materially adverse to the business, operations, assets, liabilities, financial condition, results of operations of such entity and its subsidiaries taken as a whole; provided that
(i) with respect to Parent, the term Material Adverse Effect means solely, any adverse change, circumstance, event or effect that is materially adverse to Parent's ability to pay the Offer consideration or the Merger Consideration or otherwise perform its obligations under the Merger Agreement, and (ii) with respect to the Company, the term Material Adverse Effect does not include (x) any change, circumstance, event, effect or legal claim that relates to or results primarily from the execution and delivery of the Merger Agreement or the announcement (or other disclosure) or consummation of the transactions contemplated by the Merger Agreement, or (y) changes in general economic conditions or financial markets (including fluctuations in the price of shares of Common Stock) or conditions generally affecting the petroleum marketing industry or related industries.

     In addition, the Merger Agreement contains representations and warranties of LUKOIL, Lukoil International, Parent and the Purchaser concerning their organization, authorization, consents and noncontravention, absence of material untrue statements, voting requirements, brokers, ownership of shares of Common Stock absence of business activities by the Purchaser, and sufficient funds.

     Conduct of Business of the Company. Pursuant to the Merger Agreement, the Company has agreed that prior to the Effective Time, the Company and its subsidiaries will carry on its business in the usual, regular and ordinary course in all material respects and to use its reasonable best efforts to preserve intact their current business organizations, and their relationships with customers, suppliers and others having business dealings with the Company. Without limiting the generality of the foregoing, except as expressly contemplated by the Merger Agreement, the Company and its subsidiaries will not, without the prior consent of Parent:

            (i) and will not propose to declare or pay any dividends on its stock; split, combine or reclassify any stock; repurchase or redeem any of its stock; or issue any equity securities or debt securities with voting rights;

           (ii) amend or propose to amend the charter documents of the Company or any of its subsidiaries;

           (iii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or guarantee any debt securities of other persons other than (x) indebtedness of the Company or its subsidiaries to the Company or its subsidiaries, (y) borrowings under existing credit lines, including in support of letters of credit, in the ordinary course of business or (z) otherwise in the ordinary course of business, (B) make any loans, advances or capital contributions to, or investments in, any other person, other than by the Company or its subsidiaries to or in the Company or its subsidiaries or (C) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, in the case of clauses (B) and (C), loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business;

           (iv) (A) increase the compensation payable or to become payable to any of its executive officers or employees, (B) take any action with respect to the grant of any severance or termination pay, or stay bonus or other incentive arrangement (other than pursuant to benefit plans and policies in effect on the date of the Merger Agreement) or (C) amend, establish or create any benefit plan, arrangement, policy or agreement which would be an employee benefit plan of the Company if in existence as of the date of the Merger Agreement, except any such increases or grants made in the ordinary course of business;

            (v) directly or indirectly acquire, make any investment in, or make any contributions to, any person (other than a subsidiary of the Company) other than in the ordinary course of business consistent with past practice;

           (vi) make any new capital expenditure or expenditures in excess of $5.0 million in the aggregate;

           (vii) enter into, amend or terminate any material contract or any contract involving amounts in excess of $1.0 million per year other than in the ordinary course of business consistent with past practice;

           (viii) enter into any agreement, understanding or commitment that restrains, limits or impedes the Company's ability to compete with or conduct any line of business, including, but not limited to, geographic limitations on the Company's activities;

           (ix) make or rescind any material tax election or settle or compromise any material income tax liability of the Company or of any of its subsidiaries with any tax authority without notice to Parent;

            (x) make any change in any method of accounting or accounting practice or policy, except as required by generally accepted accounting principles;

           (xi) revalue any material assets of the Company or any of its subsidiaries, including but not limited to writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, except for any revaluation resulting from a change in circumstances or conditions from those prevailing as of January 31, 2000;

           (xii) acquire, sell, transfer, lease or encumber any assets except in the ordinary course of business and consistent with past practice;

          (xiii) adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization of the Company; or

           (xiv) settle or compromise any material claims or litigation or, except in the ordinary course of business or in an amount less than $100,000, waive, release or assign any material rights or claims or make any payment, direct or indirect, of any material liability before the same becomes due and payable in accordance with its terms.

     In addition to the foregoing, the Company's Board of Directors or any committee thereof will take no action to waive any provision of any Company equity plan that would otherwise cause the stock options thereunder to be cancelled or converted at the Effective Time in accordance with their terms and without further action by the Company, the Company's Board of Directors or any committee thereof. The Company's Board of Directors shall cause the executive officers of the Company to take all actions reasonably necessary or appropriate to cause all stock options to be cancelled at the Effective Time, including, if requested by Parent, by providing written notice to all holders of stock options that all stock options will be cancelled and converted at the Effective Time as provided in the Merger Agreement.

     No Solicitation. The Merger Agreement provides that the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company to (i) solicit, initiate knowingly encourage the submission of, or participate in any discussions or negotiations regarding or furnish to any person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Company Takeover Proposal (as defined below) or (ii) enter into any agreement with respect to any Company Takeover Proposal. The Merger Agreement requires that the Company cause, and cause its officers and directors and any investment banker, attorney or other advisor or representative of the Company or any subsidiary of the Company, to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal. The Merger Agreement prohibits the Board of Directors of the Company or any committee thereof from approving any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or approving or recommending, or proposing to approve or recommend, any Company Takeover Proposal.

     Notwithstanding the foregoing, if the Company receives a proposal or offer that was not solicited by the Company and that did not otherwise result from a breach of the non-solicitation provisions of the Merger Agreement and that the Board of Directors determines in good faith (after consultation with its outside counsel and its financial advisor) could result in a third party making a Superior Company Proposal (as defined below), the Company may, to the extent necessary to comply with the applicable statutory obligations of the Board of Directors, as determined in good faith by it after consultation with outside counsel, (A) furnish information with respect to the Company to the person making such proposal or offer pursuant to a confidentiality agreement containing terms at least as stringent as those set forth in the confidentiality agreement among the parties to the Merger Agreement, as determined by the Company after consultation with its outside counsel, and (B) participate in discussions or negotiations with such person regarding such proposal or offer.

     The Company may terminate the Merger Agreement if (i) the Board of Directors of the Company has received a Superior Company Proposal, (ii) in light of such Superior Company Proposal the Board of Directors has determined in good faith, after consultation with outside counsel, that it is necessary for the Board of Directors to withdraw or modify its approval or recommendation of the Merger Agreement, the Offer or the Merger in order to comply with applicable statutory obligations, (iii) the Company has notified Parent in writing of the determination described in clause (ii) above, (iv) at least three business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Company Proposal remains a Superior Company Proposal and the Board of Directors has again made the determinations referred to in clause (ii) above (although no additional time period shall be required following such determinations), (v) the Company is in compliance with the non-solicitation provisions of the Merger Agreement, (vi) the Board of Directors concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal.

     The Merger Agreement provides that the Company promptly will advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry. The Company will (i) keep Parent fully informed of the status of any such Company Takeover Proposal or inquiry and (ii) provide Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Company Takeover Proposal or inquiry; provided, however, that the Company will not be required to provide any nonpublic information specified in clause (ii) above regarding the business or financial condition or prospects of such third party if (A) the Company is prohibited from disclosing such information pursuant to a legally binding confidentiality agreement and (B) such Company Takeover Proposal provides for consideration consisting solely of cash.

     Neither the Company nor the Board of Directors of the Company nor any committee thereof may withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation of the Board of Directors of the Merger Agreement, the Offer or the Merger, or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal, unless a withdrawal or modification of such approval or recommendation is, in the good faith judgment of the Board of Directors after consultation with its outside counsel, necessary to comply with applicable statutory obligations. Notwithstanding the foregoing, the Company will be permitted to (i) take and disclose to its stockholders a position and make disclosure required by Rule 14e-2 promulgated under the Exchange Act or
(ii) make any other required disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors, in consultation with outside counsel, failure to make such disclosure would be inconsistent with its obligations under law.

     The term "Company Takeover Proposal" means any inquiry, proposal or offer for a merger, consolidation, dissolution, liquidation, recapitalization or other business combination involving the Company or its subsidiaries, any proposal or offer for the issuance by the Company of over 10% of its equity securities as consideration for the assets or securities of any person or any proposal or offer to acquire in any manner, directly or indirectly, over 10% of the equity securities or consolidated total assets of the Company, in each case, other than the transactions contemplated by the Merger Agreement.

     The term "Superior Company Proposal" means any proposal made by a third party to acquire all or substantially all of the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of its assets or otherwise, which a majority of the Board of Directors determines in its good faith judgment (i) to be superior from a financial point of view to the Holders of shares of Common Stock than the transactions contemplated by the Merger Agreement (after consultation with the Company's financial advisor), taking into account all the terms and conditions of such proposal and the Merger Agreement (including any proposal by Parent to amend the terms of the transactions contemplated by the Merger Agreement) and (ii) reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

     Recommendation, Meeting of Stockholders, Proxy Statements. The Merger Agreement provides that as soon as practicable following the acceptance for payment of and payment for shares of Common Stock by the Purchaser in the Offer, if required by law to consummate the Merger, the Company will convene and hold a special meeting of the stockholders of the Company (the "Stockholders Meeting") for the purpose of considering and voting upon the adoption of the Merger Agreement. Subject to the Board of Directors' statutory duties under applicable law, the Board of Directors of the Company shall recommend that the holders of shares of Common Stock accept the Offer and tender all of their shares to the Purchaser and vote in favor of the adoption of the Merger Agreement and the Merger at the Stockholders Meeting. At the Stockholders Meeting, Parent and the Purchaser shall cause all of the shares of Common Stock owned by them to be voted in favor of the approval of the Merger Agreement and the Merger. The Merger Agreement provides that in the event that the Purchaser shall acquire at least 90% of the outstanding shares of Common Stock in the Offer, the parties to the Merger Agreement shall take all necessary actions to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of the Company, in accordance with Section 3-106 of the MGCL.

     The Company and Parent, shall promptly prepare and file with the Commission a proxy statement or information statement (together with any supplement or amendment thereto, the "Proxy Statement") relating to the Stockholders Meeting in accordance with the Exchange Act and the rules and regulations thereunder. Each of the Company and Parent will use their reasonable best efforts to cause the Proxy Statement to be mailed to the Holders of shares of Common Stock as promptly as practical.

     Access to Information, Notification of Certain Matters. The Merger Agreement provides that the Company and its subsidiaries will afford to Parent and its officers, employees, accountants, counsel, financial advisors and other representatives reasonable access during normal business hours prior to the Effective Time to all of the Company's and its subsidiaries' properties, books, contracts, commitments and records and its officers, management employees and representatives and the Company will furnish promptly to Parent all information concerning the Company's business, properties and personnel as Parent may reasonably request.

     Employee Benefit Plans. The Merger Agreement provides that Parent shall, or shall cause the Surviving Corporation to, provide the employees of the Company as a group (other than those employees covered by a collective bargaining agreement) through December 31, 2001 without interruption with employee benefits that are in the aggregate substantially as favorable as those provided to the employees immediately prior to the Effective Time. Employees will be given credit for all service with the Company or its subsidiaries (or service credited by the Company or its subsidiaries for similar plans) for all purposes. From and after the Effective Time, the Parent will and will cause the Surviving Corporation and its subsidiaries to (i) cause any pre-existing condition or limitation and any eligibility waiting periods (to the extent such conditions, limitations or waiting periods did not apply to the employees of the Company under the Company's existing benefit plans) under any group health plans of the Lukoil Entities or any of their respective subsidiaries to be waived with

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

respect to employees of the Company and its subsidiaries and their eligible dependents, and (ii) give each employee of the Company and its subsidiaries credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or such later date on which participation commences) during the applicable plan year.

     Immediately following any disposition of shares of Common Stock pursuant to the transactions described in this Offer to Purchase, the Company will cause the ESOP Trust to prepay the ESOP Loan to the maximum extent possible, and the Company will forgive any remaining balances outstanding under such loan. After the Merger has been completed, Parent will cause the Surviving Corporation to make contributions to the Retirement and Profit Sharing Plan (the "Profit Sharing Plan") in an amount equal to the amounts it would have contributed to the ESOP.

     Directors' and Officers' Insurance and Indemnification. The Merger Agreement provides that for a period of six years after the Effective Time, the Surviving Corporation will cause to be maintained in effect the provisions with respect to indemnification, exculpation and advancement of expenses set forth in the articles of incorporation and by-laws of the Company and its subsidiaries and in any agreements disclosed to the Purchaser as in effect on the date of the Merger Agreement.

     The Merger Agreement provides that prior to the acceptance for payment of shares of Common Stock pursuant to the Offer, the Company will, in consultation with Parent, purchase policies or extensions of current policies of directors' and officers' liability insurance (a) providing at least the same coverage and amounts and containing terms and conditions which are, in the aggregate, materially no less advantageous to the insured as those policies currently maintained by the Company as disclosed to Parent on the date of the Merger Agreement, (b) which shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the date on which the shares of Common Stock are accepted for payment pursuant to the Offer, (c) providing coverage for a six-year period after the Effective Time with respect to claims arising from acts, facts, errors, omissions or events that occurred on or before the date on which the shares of Common Stock are accepted for payment pursuant to the Offer, including, without limitation, in respect of the transactions contemplated by the Merger Agreement, and (d) so long as the premium to be paid by the Company for such policies does not exceed 200% of the premium paid for the 12-month period ending February 21, 2001; provided that if such policies cannot be obtained at such cost, the Company will obtain as much of such policies as can be so obtained at a cost equal to 200% of the premium paid for the 12-month period ending February 21, 2001. The Merger Agreement also provides that Parent will and will cause the Surviving Corporation to maintain such policies in full force and effect, and continue to honor the Company's obligations under such policies for the six-year period commencing on the Effective Time. Notwithstanding the foregoing, the Surviving Corporation will not be liable for any settlement effected without its written consent.

     Any member of the Company's Board of Directors who intentionally fails to timely resign from the Company's Board of Directors pursuant to the Merger Agreement, or who subsequently revokes such resignation, will not be eligible for the benefits provided for above.

     Public Announcements. The Merger Agreement provides that the initial press releases issued by the Lukoil Entities and the Company with respect to the Offer and Merger will be mutually acceptable. Thereafter, so long as the Merger Agreement is in effect, the Company and Parent will use all reasonable best efforts to develop a joint communications plan and each party shall use all reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby will be consistent with such joint communications plan and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger Agreement or the transactions contemplated thereby.

     Conditions to the Merger. The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver on or prior to the Effective Time, of the following conditions: (i) the Company will have obtained all approvals of stockholders of the Company necessary to approve the Merger Agreement and the Merger, (ii) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act will have been terminated or will have expired, (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental authority of competent jurisdiction or other legal restraint or prohibition will be in effect making the Merger illegal or otherwise prohibiting consummation of the Merger if such restriction is not in effect due to the lack of cooperation of one of the parties to the Merger Agreement, (iv) all required consents and all other authorizations, consents, orders and approvals of, and declarations and filing with, and all expirations of waiting periods imposed by any governmental authority which would reasonably be expected to have a Material Adverse Effect on the Company or delay the ability of the Company, Parent or Purchaser to consummate the transactions contemplated by the Merger Agreement, will have been obtained, waived, declared or filed or have occurred, as the case may be, and shall be in full force and effect, and (v) Purchaser shall have purchased all shares of Common Stock duly tendered and not withdrawn. The conditions to the Merger set forth above are different from the conditions to the Offer which are set forth in Section 13 -- "Conditions of the Offer".

     Termination and Fees. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of the Company:

          (a) By mutual written consent of Parent and the Company by action of their respective boards of directors; or

          (b) By the Company, if prior to the acceptance for payment by Purchaser for shares of common stock pursuant to the offer, Purchaser (i) has failed to commence the Offer within seven business days of the public announcement regarding the execution of the Merger Agreement (but the Company's termination under this clause (i) must occur within the three business days after the conclusion of the seven business days the Purchaser has to commence the Offer); (ii) fails to accept for payment validly tendered and not withdrawn shares of Common Stock in violation of the terms of the Offer or the Merger Agreement; or (iii) has not accepted for payment, if required to do so pursuant to the terms and conditions of the Offer and the Merger Agreement, all shares of Common Stock validly tendered and not withdrawn on or before January 25, 2001; or

          (c) By the Company or Parent if the Offer is terminated or withdrawn pursuant to its terms without any shares of Common Stock being purchased thereunder; provided that the right to terminate the Merger Agreement pursuant to this paragraph (c) will not be available to any party whose material breach of the Merger Agreement has been the cause of, or resulted in, the failure to purchase shares of Common Stock thereunder; or

          (d) By the Company or Parent if any governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action has become final and nonappealable; or

          (e) By Parent if any approval by the stockholders of the Company required for the consummation of the Merger or the other transactions contemplated by the Merger Agreement has not been obtained at the Company stockholders meeting or any adjournment thereof by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof; or

          (f) By Parent, prior to the acceptance for payment by Purchaser for shares of Common Stock pursuant to the Offer if the Board of Directors of the Company or any committee thereof withdraws or modifies, or publicly proposes to withdraw or modify, in a manner adverse to Parent or Purchaser, its approval or recommendation of the Merger Agreement, the Offer or the Merger or fails to recommend to the Company's stockholders that they give the necessary approval or approves or recommends, or publicly proposes to approve or recommend, any Company Takeover Proposal; or

          (g) By the Company, prior to the acceptance for payment by Purchaser for shares of Common Stock pursuant to the Offer, if the Company is entitled to terminate the Merger Agreement in connection with a Superior Takeover Proposal as contemplated by the Merger Agreement; or

          (h) By Parent, prior to the acceptance for payment by Purchaser for shares of Common Stock pursuant to the Offer, (i) upon a material breach of any covenant or agreement on the part of the Company set forth in the Merger Agreement, or (ii) if (A) any representation or warranty of the Company that is qualified as to materiality has become untrue or (B) any representation or warranty of the Company that is not so qualified has become untrue in any material respect and such breach has not been cured within twenty (20) business days following notice of such breach to the Company by Parent; provided, however, that Parent may terminate the Merger Agreement immediately in the event that such breach was willful or in the event that such breach is not capable of being cured within such period; or

          (i) By the Company prior to the acceptance for payment by Purchaser for shares of Common Stock pursuant to the Offer (i) upon a material breach of any covenant or agreement on the part of a Lukoil Entity set forth in the Merger Agreement, or (ii) if (A) any representation or warranty of a Lukoil Entity that is qualified as to materiality has become untrue or (B) any representation or warranty of a Lukoil Entity that is not so qualified has become untrue in any material respect and such breach has not been cured within twenty (20) business days following notice of such breach to Parent by the Company; provided, however, that the Company may terminate the Merger Agreement immediately in the event that such breach was willful or in the event that such breach is not capable of being cured within such period.

     The Company has agreed to pay to Parent $3.0 million plus actual out-of-pocket expenses of up to $2.0 million if the Merger Agreement has been terminated pursuant to paragraphs (f), (g) or (h) above. The Company will also pay such fees and expenses to Parent if (x) any person makes a Company Takeover Proposal or (y) the Offer remains open until the scheduled expiration date immediately following the date such Company Takeover Proposal is made and the Minimum Condition is not satisfied at such scheduled expiration date of the Offer, or the Offer is terminated pursuant to clause (d), (e), (f), (g), (h),
(i) or (j) set forth in Section 13 -- "Conditions of the Offer" and (z) within 12 months of the termination of the Offer the Company enters into a binding agreement to consummate any Company Takeover Proposal. The Company has agreed to pay to Parent actual out-of-pocket expenses of up to $2.0 million to the extent not covered above if (x) any person makes a Company Takeover Proposal and within 12 months of the termination of the Offer, the Company enters into a binding agreement to consummate any Company Takeover Proposal or (y) the Offer is terminated pursuant to clause (d), (e), (f), (g), (h), (i) or (j) set forth in
Section 13 -- "Conditions of the Offer".

     The Merger Agreement provides that, in the event of termination of the Merger Agreement by either Parent, the Purchaser or the Company pursuant to the provisions described above, the Merger Agreement will become void and have no effect and there will be no liability or obligation thereunder on the part of Parent, the Purchaser or the Company, except that (i) certain provisions, including fees and expenses, governing law, confidentiality and specific enforcement, will survive termination, and (ii) no party will be relieved of liability for any willful breach of the Merger Agreement.

     Confidentiality. Except as required by law, each of the Lukoil Entities agreed to keep all information provided by the Company, other than information generally available to the public or information available to the Lukoil Entities on a nonconfidential basis prior to its disclosure by the Company, confidential and not to disclose the information to anyone, other than those actively participating in the Merger. The Lukoil Entities also have agreed not to use the confidential information other than in connection with the Merger and not to disclose any information about the Merger to anyone not involved with the Merger. If the Lukoil Entities are requested pursuant to, or required by, legal process to disclose any confidential information concerning the Company or the Merger, they agree to promptly notify the Company of such request or disclosure and use their reasonable best efforts to ensure the disclosed information will be accorded confidential treatment. The Lukoil Entities are also permitted to make general solicitations of employment not specifically directed towards employees of the Company or its subsidiaries.

     In addition, the Lukoil Entities will not solicit for employment or employ any management-level person who is employed by the Company or any of its Subsidiaries and is identified in writing by a Lukoil Entity in connection with the Lukoil Entities' evaluation or consummation of the Merger. However, the Lukoil Entities are allowed to employ any individual who contacts a Lukoil Entity on his own without solicitation by a Lukoil Entity.

     Support Agreements

     Parent and the Purchaser have entered into separate support agreements (collectively, the "Support Agreements") with each of Leo Liebowitz, Milton Cooper, Howard Safenowitz, and certain of their affiliates (collectively, the "Principal Stockholders"). Pursuant to the Support Agreements, the Principal Stockholders have agreed to tender, as soon as practicable after commencement of the Offer but in no event later than 10 business days after the commencement of the Offer, certain beneficially owned shares of Common Stock (the "Tender Shares"). The Principal Stockholders have agreed not to withdraw such shares except following termination of the Merger Agreement or the Offer.

     The Principal Stockholders and the number of Tender Shares presently beneficially owned by such stockholders are as follows: (1) Leo Liebowitz, Chairman of the Board, President and Chief Executive Officer -2,222,882 Tender Shares, including 871,637 Tender Shares held in Mr. Liebowitz' Grantor Retained Annuity Trust (a "GRAT"), 163,740 Tender Shares held by Mr. Liebowitz' wife, 871,637 Tender Shares held in Mr. Liebowitz' wife's GRAT and 30,724 Tender Shares held by a charitable foundation; (2) Howard Safenowitz, Director -2,349,758 Tender Shares, including 23,479 Tender Shares held as custodian for three minor children, 176,118 Tender Shares held in The Marilyn Safenowitz Irrevocable Trust, 500,000 Tender Shares held by the Safenowitz Family Partnership, LP and 1,534,601 Tender Shares held by Safenowitz Equity Partners LP; and (3) Milton Cooper -1,038,070 Tender Shares, including 160,000 Tender Shares held by a charitable foundation.

     During the time the Merger Agreement and the Support Agreements are in effect, at any meeting of the stockholders of the Company, however called, the Principal Stockholders will (a) vote the Tender Shares in favor of the Merger;
(b) vote the Tender Shares against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) vote the Tender Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company and its subsidiaries; (iii) any change in the management or the Board of Directors of the Company, except as otherwise agreed to in writing by the Purchaser; (iv) any material change in the present capitalization or dividend policy of the Company; (v) any other material change in the Company's corporate structure or business; or (vi) any transaction entered into pursuant to a Company Takeover Proposal.

     Each Principal Stockholder has agreed that it will not (i) except to (a) the Purchaser or (b) members of the Principal Stockholder's family or any trusts or partnerships the beneficiaries or equity owners of which, respectively, are members of the Principal Stockholder's family (and which agree to be bound by the provisions of the Support Agreement), transfer (which term includes, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Tender Shares or any interest therein, (ii) except with Parent, enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Tender Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Tender Shares, (iv) deposit any Tender Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Tender Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of his obligations hereunder or the transactions contemplated by the Support Agreement or by the Merger Agreement or which would make any representation or warranty of the Principal Stockholder hereunder untrue or incorrect.

     Each of the Principal Stockholders has agreed that so long as the Merger Agreement has not been terminated in accordance with its terms, that it will not in its capacity as a stockholder and will not permit or authorize any of its affiliates, representatives or agents to, directly or indirectly, encourage, solicit, explore, participate in or initiate discussions or negotiations with, or provide or disclose any information to, any corporation, partnership, person or other entity or group (other than Parent, the Purchaser or any of their affiliates or representatives) concerning any Company Takeover Proposal or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement. Each Principal Stockholder has agreed to immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Company Takeover Proposal.

     In addition to the foregoing, Messrs. Liebowitz, Cooper and Safenowitz have each agreed promptly to advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal. Messrs. Liebowitz, Cooper and Safenowitz will keep Parent fully informed of the status of any such Company Takeover Proposal or inquiry.

     The Principal Stockholders have granted to, and appointed, Vadim Gluzman as the Principal Stockholders' proxy and attorney-in-fact (with full power of substitution) to vote the Tender Shares in favor of the Merger and other transactions contemplated by the Merger Agreement.

SECTION 12. EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT
            REGISTRATION.

     If there are validly tendered and not properly withdrawn enough shares of Common Stock so that the Purchaser would have at least 90% of the outstanding shares of Common Stock, the Purchaser will complete the Merger as soon as possible after the expiration of the Purchaser Offer and, in accordance with Maryland law, without a vote of the stockholders of the Company. The stockholders of the Company who had not previously tendered their shares of Common Stock will receive the same price per share upon completion of the Merger. If, however, the Purchaser acquires less than the number of shares necessary to give us ownership of at least 90% of the outstanding shares of Common Stock, the Company would have to hold a vote of its stockholders to vote on the Purchaser approval of the Merger Agreement and the Merger before the Purchaser could complete the Merger. Until the Purchaser completes the Merger, the purchase of shares of Common Stock pursuant to the Offer could have the following effects.

     Market for Shares. The purchase of shares of Common Stock pursuant to the Offer will reduce the number of shares of Common Stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Common Stock held by the public.

     Stock Quotation. The shares of Common Stock are listed on the NYSE. Depending on the number of shares of Common Stock purchased pursuant to the Offer, the shares of Common Stock may no longer meet the published requirements for continued listing on the NYSE and may therefore be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the shares of Common Stock if, among other things, (i) the number of holders of shares of Common Stock (including beneficial holders of shares of Common Stock held in the names of NYSE member organizations in addition to holders of record) should fall below 1,200 and the average monthly trading volume of shares of Common Stock for the most recent 12 months should be less than 100,000 shares,
(ii) the number of publicly held shares of Common Stock should fall below 600,000 (exclusive of the holdings of officers, directors or their immediate families and other concentrated holdings of 10% or more), (iii) the shares of Common Stock are no longer registered under the Exchange Act, as described below, or (iv) the number of holders of shares of Common Stock (including beneficial holders of shares of Common Stock held in the names of NYSE members organizations in addition to holders of record) should fall below 400.

     If the NYSE were to delist the Common Stock, it is possible that the shares of Common Stock would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the Nasdaq Stock Market, Inc.'s National Market System or other sources. However, the extent of the public market for the shares of Common Stock and the availability of such quotations would depend upon such factors as the number of stockholders or the aggregate market value of the Common Stock remaining at such time, the interest in maintaining a market in the Common

Stock on the part of securities firms, the possible termination of registration under the Exchange Act (as described below) and other factors.

     Exchange Act Registration. The Common Stock is currently registered under the Exchange Act. Such registration under the Exchange Act may be terminated upon application of the Company to the Commission if the shares of Common Stock are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings, the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the shares of Common Stock under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the shares of Common Stock is not terminated prior to the Merger, then the shares of Common Stock will be delisted from all stock exchanges and the registration of the shares of Common Stock under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The shares of Common Stock are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Stock for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors, such as the number of record holders of the shares of Common Stock and the number and market value of publicly held shares of Common Stock, following the purchase of shares of Common Stock pursuant to the Offer, the shares of Common Stock might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers.

SECTION 13. CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer and subject to the terms of the Merger Agreement, the Purchaser shall not be required to accept for payment any shares of Common Stock or, subject to any applicable rules and regulations of the SEC, to pay for any shares of Common Stock tendered pursuant to the Offer, unless (i) the Minimum Condition has not been satisfied and (ii) any applicable waiting period under the HSR Act shall have expired or been terminated (the "HSR Condition"). Furthermore, notwithstanding any other term of this Offer, the Purchaser may, subject to the terms of the Merger Agreement, terminate, amend or extend the Offer or postpone the acceptance for payment of or payment for Common Stock if, at any time prior to the expiration of the Offer, any of the following shall occur and remain in effect:

          (a) there shall be overtly threatened or pending any suit, action or proceeding by any governmental entity or third party that has a reasonable likelihood of success (i) challenging the acquisition by Parent or Purchaser of any Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger, or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company taken as whole as a result of the transactions contemplated by the Merger Agreement, (ii) seeking to prohibit or limit in any material respect the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Offer and the Merger, (iii) seeking to impose limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Common Stock purchased by it on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit LUKOIL or any of its subsidiaries from controlling in any material respect the business or operations of the Company and its subsidiaries; or

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger that could reasonably be expected to (i) prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective affiliates) of all or a material portion of their or the Company's businesses or assets or compel LUKOIL or the Purchaser to dispose of or hold separate all or any portion of the business or assets of the Company or any of its subsidiaries or LUKOIL or any of its subsidiaries, which in any such case referred to in this clause (i) accounted, in the aggregate, for more than $50.0 million in sales of LUKOIL or the Company, as the case may be, in the most recently completed fiscal year, (ii) prohibit the making or consummation of the Offer or the Merger, (iii) impose material limitations on the ability of the Purchaser, or render the Purchaser unable to accept for payment, pay for or purchase some or all of the shares of Common Stock pursuant to the Offer and the Merger, or effectively to exercise full rights of ownership of the shares of Common Stock, including, without limitation, the right to vote the shares of Common Stock purchased by the Purchaser or Parent on all matters properly presented to the Company's stockholders, or (iv) require the divestiture by Parent or the Purchaser of any shares of Common Stock; or

          (c) there shall have occurred: (a) any general suspension of trading in, or limitation on prices for, securities on the NYSE longer than eight hours other than a trading halt triggered as a result of a specified decrease in a market index (b) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; or

          (d) (i) any representation or warranty of the Company contained in the Merger Agreement that is qualified as to Material Adverse Effect or materiality shall not be true and correct; or (ii) any representation or warranty of the Company in the Agreement that is not so qualified shall not be true and correct in all material respects, in each case as of the date of evaluation as though made on or as of such date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct only as of such other specified date); or (iii) there shall have occurred an Environmental Material Adverse Effect (as defined below); or

          (e) the Company shall have breached or failed in any material respect to perform any material obligation or to comply with any material agreement or covenant of the Company to be performed by or complied with by it under the Merger Agreement;

          (f) there shall have occurred an event, change, occurrence, or development of a state of facts or circumstances having, or which would reasonably be expected to have, a Material Adverse Effect on the Company;

          (g) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
     Act) of more than 10% of the outstanding shares of Common Stock has been acquired by any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person or other entity or group (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its affiliates or a Principal Stockholder or any affiliate of a Principal Stockholder or (ii) (1) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any takeover proposal or any other acquisition of shares of Common Stock other than the Offer and the Merger, (2) any corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to an acquisition proposal, or (3) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing; or

          (h) (i) one or more duly executed Real Property Agreements (as defined below) (including the Master Lease (as defined below)) shall not be in full force and effect (without modification or amendment unless approved by Parent, which such approval shall not be unreasonably withheld), (ii) one or more agreements between the Company and Getty Properties Corp. to be delivered on behalf of Getty Properties Corp. shall not be delivered as of immediately prior to the date on which the Offer expires, or (iii) Getty Properties Corp. shall not have delivered the documents required to be delivered and in such manner pursuant to 30.1.11 of the Master Lease; or

          (i) a duly executed Amended and Restated Trademark License Agreement between Getty Properties Corp. and the Company shall not be in full force and effect; or

          (j) a duly executed Trademark License Agreement between Getty TM Corp. and the Company shall not be in full force and effect; or

          (k) any of the duly executed Support Agreements among Parent, Purchaser and each of the Principal Stockholders, shall not be in full force or effect or such Principal Stockholders shall have breached, or have threatened to breach any material provisions thereof; or

          (l) the Company shall not have obtained renewals for certain permits that must be renewed pursuant to the Merger Agreement; or

          (m) the Merger Agreement shall have been terminated by the Company or Parent pursuant to its terms.

     The foregoing conditions shall be for the sole benefit of Parent and the Purchaser subject to the terms of the Merger Agreement and may be waived by Parent or the Purchaser, in whole or in part, at any time and from time to time in their respective sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     The term "Environmental Material Adverse Effect" means, with respect to the Company, all developments, occurrences or circumstances arising or worsening after the date of execution of the Merger Agreement relating to the Company's compliance with or liability under environmental laws which are reasonably likely to increase the Company's aggregate liabilities and expenses under, or to comply with, environmental laws by greater than $4 million.

     The term "Real Property Agreements" means the following documents: (x) which have been duly executed and delivered (a) the Consolidated, Amended and Restated Master Lease between Getty Properties Corp. and the Company executed on November 2, 2000 (the "Master Lease"), (b) the Environmental Indemnification Agreement between Getty Properties Corp. and the Company executed on November 2, 2000, (c) the Indemnity Agreement with respect to Taxes between Getty Properties Corp. and the Company executed on November 2, 2000 and, (y) which are to be delivered by or on behalf of Getty Properties Corp. means (a) to the extent that Getty Properties Corp. has not repaid the Amended and Restated Loan Agreement between Power Test Realty Company Limited Partnership and Fleet National Bank, dated October 31, 1995, as subsequently amended, at the time that Purchaser accepts for payment shares of Common Stock in accordance with the Offer, the Subordination and Non-Disturbance Agreement between Fleet Bank and the Company, in a form agreed to by the parties to the Merger Agreement, (b) an estoppel certificate substantially in the form agreed to by the parties to the Merger Agreement, and (c) the amendments to the Power Test Lease substantially in the form agreed to by the parties to the Merger Agreement. Section 30.1.11 of the Master Lease contemplates, among other things, delivery of true, correct and complete copies of all leases for properties which are not owned by Getty Properties Corp., or its affiliates but leased to Getty Properties Corp., and its affiliates and are covered by the Master Lease.

SECTION 14. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     General. Except as otherwise disclosed herein, neither Parent nor the Purchaser is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of shares of Common Stock by the Purchaser pursuant to the Offer, the Merger or otherwise or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of shares of Common Stock by the Purchaser as contemplated herein, other than as described below under "Regulatory Approvals". Should any such approval or other action be required, the Purchaser currently contemplates that it would seek such approval or action. The Purchaser's obligation under the Offer to accept for payment and pay for shares of Common Stock is subject to certain conditions. See Section 13 -- "Conditions of the Offer". While, except as described in this Offer to Purchase, the Purchaser does not currently intend to delay the acceptance for payment of shares of Common Stock tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Parent or the Purchaser or that certain parts of the businesses of the Company, Parent or the Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken.

     State Takeover Laws. The Company is incorporated under the laws of the State of Maryland. In general, Section 3-602 of the MGCL prevents an "interested stockholder," defined generally as a person that beneficially owns 10% or more of the voting power of the outstanding voting stock of a corporation, from engaging in any business combination with any interested stockholder or any affiliate of the interested stockholder for a period of five years. The Company has represented to Parent and the Purchaser in the Merger Agreement that the Board of Directors of the Company has taken all action necessary to render
Section 3-602 of the MGCL inapplicable to the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby. In addition, the MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. This provision of the MGCL does not apply, among other things, to corporations that have generally or specifically approved or exempted acquisitions of shares in its charter or bylaws adopted at any time before the acquisition of "control shares". This provision of the MGCL does not apply to the Offer and the Merger because the Company's bylaws contain such provisions.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. Mite Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of holders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states the United States, some of which have enacted takeover laws. The Purchaser does not believe that any state takeover statutes apply to the Offer. Neither Parent nor the Purchaser has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities.

     In addition, if enjoined, the Purchaser might be unable to accept for payment any shares of Common Stock tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any shares of Common Stock tendered. See Section 13 -- "Conditions of the Offer".

     Appraisal Rights. The MGCL provides for appraisal rights in connection with some transactions. However, no appraisal rights are available under the MGCL in connection with the Offer. Additionally, no appraisal rights are available under the MGCL in connection with the Merger provided that the shares of Common Stock continue to be listed on the New York Stock Exchange or any other national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (i) as of the date of the Notice of Merger in the event that Purchaser holds 90% or more of the outstanding voting stock of the Company or (ii) as of the record date for determining stockholders entitled to vote on the Merger in the event that a meeting of the stockholders of the Company is required to approve the Merger. The Company has included a Notice of Merger as
Schedule II of this Offer to Purchase. As of the date of the Notice of Merger, the shares of Common Stock continue to be listed on the New York Stock Exchange.

     If appraisal rights are available under the MGCL, with respect to the Merger a stockholder of the Company will be entitled to demand and receive payment of the fair value of its shares instead of receiving the cash consideration of $5.00 per share. A stockholder of the Company who wants to receive fair value for its shares must follow specific procedures. The stockholder must:

     - within 30 days after the giving of the Notice of Merger in the case of a merger when the Purchaser owns 90% of the shares of the Company, or before a stockholders' meeting in the case of a merger which requires the vote of the Company's stockholders, file with the Company a written objection to the Merger of the Purchaser into the Company;

     - not vote in favor of the Merger; and

     - make written demand on the Company within 20 days after the articles of Merger evidencing the Merger of the Purchaser with and into the Company (the "Articles of Merger") have been accepted for record by the State Department of Assessments and Taxation of Maryland (the "SDAT").

     Any stockholder who fails to comply with the requirements described above will be bound by the terms of the Merger.

     The Company is required to promptly notify each objecting stockholder in writing of the date of acceptance of the Articles of Merger for record by the SDAT, and may send a written offer to each objecting stockholder to pay for its shares of Common Stock at what the Company considers to be the fair value of the shares. Within 50 days after the SDAT accepts the Articles of Merger for record, either the Company or any objecting stockholder who has not received payment for its shares of Common Stock may petition a court of equity in the appropriate county in Maryland for an appraisal to determine the fair value of the shares.

     The Company does not presently intend to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the Company will either file such a petition or initiate any negotiations with respect to the fair value of any shares of Common Stock. Accordingly, stockholders who desire to have their shares of Common Stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in the MGCL.

     If the court finds that an objecting stockholder is entitled to an appraisal of its shares of Common Stock, the court is required to appoint three disinterested appraisers to determine the fair value of the shares of Common Stock on terms and conditions the court determines proper. The appraisers must, within 60 days after appointment (or such longer period as the court may direct), file with the court and mail to each party to the proceeding their report stating their conclusion as to the fair value of the shares of Common Stock.

     If appraisal rights are available, "fair value" would be determined as of the close of business on the day the Notice of Merger is given in the case of a merger when Purchaser owns 90% of the shares of the Company, or the date of the stockholders' meeting in the case of a merger which requires the vote of the Company's stockholders, and may not include any appreciation or depreciation which directly or indirectly results from the Merger or from its proposal.

     Within 15 days after the filing of the report, any party may object to such report and request a hearing on it. The court must, upon motion of any party, enter an order either confirming, modifying or rejecting such report and, if confirmed or modified, enter judgment against the successor (which would be the Purchaser if appraisal rights are available) for the appraised value of the shares. If the appraisers' report is rejected, the court may determine the fair value of the shares of the objecting stockholders or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding shall include interest from the date of the special meeting of stockholders of the Company. Costs of the proceeding must be determined by the court and may be assessed against the Company or, under certain circumstances, the objecting stockholder, or both.

     At any time after the filing of a petition for appraisal, the court may require objecting stockholders to submit their certificates representing the shares of Common Stock to the clerk of the court for notation of the pendency of the appraisal proceeding.

     A stockholder demanding payment for shares has no right to receive any dividends or distributions payable to stockholders of record after the close of business on the date the Notice of Merger is given in the case of a merger when Purchaser owns 90% of the shares of the Company, or the date of the stockholders' meeting in the case of a merger which requires the vote of the Company's stockholders, and shall cease to have any rights as a stockholder of the Company with respect to such shares of Common Stock except the right to receive payment of the fair value thereof.

     The foregoing summary of the rights of dissenting stockholders does not purport to be a complete statement of the substantive rights of, or the procedures to be followed by, stockholders desiring to exercise any available appraisal rights, and is qualified in its entirety by reference to the appropriate provisions of the MGCL.

     The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the MGCL.

     Going Private Transactions. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger, unless, among other things, the Merger is completed more than one year after termination of the Offer.

     If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered to stockholders of the Company therein be filed with the Commission and disclosed to stockholders of the Company prior to consummation of the Merger.

  Regulatory Approvals

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain Mergers and acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of shares of Common Stock by the Purchaser pursuant to the Offer is subject to the HSR Act requirements.

     Under the provisions of the HSR Act applicable to the purchase of shares of Common Stock pursuant to the Offer, such purchase may not be made until the expiration of a fifteen calendar day waiting period following the required filing of a Notification and Report Form under the HSR Act by Parent, which Parent submitted on November 6, 2000. Accordingly, the waiting period under the HSR Act will expire at 11:59 P.M., New York City time, on November 21, 2000, which is the fifteenth calendar day following filing of the Notification and Report Form by Parent, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent prior to the expiration of the fifteen day waiting period, the waiting period would be extended and would expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order or by consent of Parent. If the acquisition of shares of Common Stock is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for shares of Common Stock pursuant to the Offer will be deferred until ten days after the request is substantially complied with unless the waiting period is terminated sooner by the FTC or the Antitrust Division (and assuming all of the other Offer conditions have been satisfied or waived). See Section 2 -- "Acceptance for Payment and Payment for Shares of Common Stock". Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act, except by court order or by consent. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period. However, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing these issues and may agree to delay consummation of the transaction while such negotiations continue.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of shares of Common Stock by the Purchaser pursuant to the Offer. At any time before or after the Purchaser's purchase of Shares, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of shares of Common Stock pursuant to the Offer or seeking divestiture of shares of Common Stock acquired by the Purchaser or divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. State attorneys general may also bring legal action under the antitrust laws, and private parties may bring such action under certain circumstances. Parent and the Purchaser believe that the acquisition of shares of Common Stock by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section
13 -- "Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

SECTION 15. FEES AND EXPENSES.

     Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of Common Stock pursuant to the Offer.

     The Purchaser and Parent have also retained American Stock Transfer & Trust Company as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

     In addition, the Purchaser and Parent have retained D.F. King & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

     Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

SECTION 16. MISCELLANEOUS.

     The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. The Offer is not being made to, nor will tenders be accepted from or on behalf of, Holders in any jurisdiction in which the making of the Offer or the acceptance of shares of Common Stock would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     Parent and the Purchaser have filed with the Commission the Schedule TO, together with exhibits, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section
7 -- "Certain Information Concerning the Company -- Available Information" (except that they will not be available at the regional offices of the Commission).

                                          MIKECON CORP.

November 9, 2000

                                   SCHEDULE I

             INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVES OF LUKOIL, LUKOIL INTERNATIONAL, PARENT AND THE PURCHASER

     1. BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF LUKOIL. Set forth below is the name, age, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of LUKOIL. The principal address of LUKOIL and, unless indicated below, the current business address for each individual listed below is 11 Sretensky Boulevard, Moscow 10100 Russia. Telephone: 011 (7095) 927-4444. Each person listed below is a citizen of the Russian Federation.

NAME                                        POSITION
----                                        --------
Vagit Jusufovich Alekperov (50)...........  Mr. Alekperov has served as the President of LUKOIL since 1993. He was elected President and Chairman of the
                                            Board in 1993 and was re-elected in 1995 for an
                                            additional three-year term. In addition to serving as
                                            President, he has been Chairman of the Management
                                            Committee of LUKOIL since 1993.
Mikhail Pavlovich Berezhnoi (55)..........  Mr. Berezhnoi has been a director of LUKOIL since 1997.
                                            Since 1994, Mr. Berezhnoi has served as a general
                                            director of Lukoil-Garant Non-Government Pension Fund.
Valery Issakovich Graifer (71)............  Mr. Graifer is the current Chairman of the Board of
                                            Directors of LUKOIL. He has been a member of the LUKOIL
                                            Board of Directors since 1996 and Chairman of the Board
                                            since 2000. Mr. Graifer has also served as a general
                                            director of OAO RITEK since 1992.
Ravil Ulfatovich Maganov (46).............  Mr. Maganov is currently a director and First Vice
                                            President of LUKOIL. In 1993, Mr. Maganov became a Vice
                                            President of LUKOIL, and was promoted to his current
                                            position of First Vice President in 1994. Since 1994,
                                            Mr. Maganov has also been a director of OAO NK Lukoil.
                                            In 1996, he was appointed Chairman of the Board of
                                            Lukoil Burenie. In 1997, he was appointed as a director
                                            of Insurance Company LUKOIL, Chairman of the Board of
                                            Lukoil Overseas Holding and Chairman of the Board of
                                            Lukoil-Overseas Service Ltd. In 1999, he was appointed
                                            Chairman of the Board of OAO KomiTEK.
Vladimir Vladimirovich Malin (41).........  Mr. Malin is currently a director of LUKOIL and has served in that capacity since 2000. From 1995 to 1996,
                                            Mr. Malin served as First Vice President and Director of
                                            Fund Transactions and Finance Management for OAO Federal
                                            Fund Corporation. From 1996 to the present date, he has
                                            served as Head of Securities Sales, Deputy Chairman,
                                            First Chairman and Chairman of the Federal Property Fund
                                            of the Russian Federation.
Vladimir Ivanovich Nekrasov (44)..........  Mr. Nekrasov is currently a Vice President of LUKOIL and a member of the Management Committee of LUKOIL and has
                                            served in both positions since 1999. Mr. Nekrasov has
                                            served as a general director of OOO Lukoil-West Siberia
                                            since 1999. In addition, he served as general director
                                            of TPP Kogalymneftegas up until 1999.

NAME                                        POSITION
----                                        --------
Sergey Gennadyevich Novikov (39)..........  Mr. Novikov currently serves as a director of LUKOIL.
                                            From 1995 to 1996, Mr. Novikov was Head of the Finance
                                            Department at OAO NK YUKOS. From 1996 to 1997, he served
                                            as the Vice President of Economy and Finance at
                                            Vostsibneftegaz. From 1997 to May 1998, and from
                                            December 1998 to 2000, he worked as a Deputy Minister at
                                            Mintopenergo of the Russian Federation. Also during
                                            1998, Mr. Novikov served as a committee chairman at
                                            Goskomreserve of the Russian Federation. Currently, Mr.
                                            Novikov is the First Deputy of the Apparatus of the
                                            Envoy of the President of the Russian Federation.
Ralif Rafilovich Safin (46)...............  Mr. Safin is currently a director of LUKOIL and has served as a First Vice President of LUKOIL since 1993.
                                            In 1992, Mr. Safin became Vice President of
                                            Langepasuraikogalymneft oil consortium in Moscow. Prior
                                            to that, Mr. Safin served as chief engineer of
                                            Kogalymneftegas production consortium.
Veniamin Platonovich Sukharev (62)........  Mr. Sukharev is currently a director of LUKOIL. In addition, he has served as the general director of JSC
                                            Lukoil-Permnefteorgsintez since 1997. Since 1997, he has
                                            also served as general director of OOO
                                            Lukoil-Permnefteorgsintez. Prior to that, from 1993 to
                                            1997, Mr. Sukharev served as general director of JSC
                                            Lukoil-Permnefteorgsintez.
Nikolay Aleksandrovich Tsvetkov (40)......  Mr. Tsyetkov is currently a director of LUKOIL. From
                                            1993 to 1995, Mr. Tsvetkov served as President of
                                            NIKoil. From 1995 to 1997, he served as Vice President
                                            and Head of Chief Finance and Investment Management
                                            Department of AO NK Lukoil. From 1997 to 1998, Mr.
                                            Tsyetkov served as President of OAO Oil Investment
                                            Company Nikoil. From 1998 to the present date, Mr.
                                            Tsvetkov has served as Chairman of the Open Joint Stock
                                            Company of the Investment Banking Group Nikoil.

     2. BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF LUKOIL INTERNATIONAL GMBH. Set forth below is the name, age, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Lukoil International GmbH. The principal address of Lukoil International GmbH and, unless indicated below, the current business address for each individual listed below is 11 Sretensky Boulevard, Moscow 10100 Russia. Telephone: 011 (7095) 927-4444. Each person listed below is a citizen of the Russian Federation.

NAME                                        POSITION
----                                        --------
Alexi Aleksandrovich Lambin (43)..........  Mr. Lambin has served as Managing Director of Lukoil
                                            International GmbH since 1999. Since 1995, Mr. Lambin
                                            has served as Manager of Lukoil Praga in the Czech
                                            Republic. Since 1998, he has also served as Manager of
                                            Lukoil Investholding in Austria.
Alexander Matysin (39)....................  Mr. Matysin has served as Vice President of Lukoil
                                            International GmbH since 1997. Since 1997 he has also
                                            served as a member of the Management Committee and Head
                                            of the Main Department of Finances and Investment.
                                            Between 1992 and 1997, Mr. Matysin had worked for KPMG
                                            serving most recently general director and partner of
                                            that firm.

     3. BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF LUKOIL AMERICAS CORPORATION. Set forth below is the name, age, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Lukoil Americas Corporation. The principal address of Lukoil Americas Corporation and, unless indicated below, the current business address for each individual listed below is 540 Madison Avenue, New York, New York 10022. Telephone: (212) 421-4141.

                   NAME                     POSITION
                   ----                     --------
Vadim Gluzman (38)........................  Mr. Gluzman has served as President of Lukoil Americas
                                            L.L.C. since 1997. Mr. Gluzman became Chairman of the
                                            Board, Secretary and sole director of Lukoil Americas
                                            Corporation and Mikecon Corp. upon the formation of each
                                            company in October 2000. Since 1992, Mr. Gluzman has
                                            also served as President of Fango, Inc. Mr. Gluzman is a
                                            citizen of the United States.

     4. BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF MIKECON CORP. Set forth below is the name, age, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Mikecon Corp. Each person identified below has held his position since the formation of Mikecon Corp. The principal address of Mikecon Corp. and the principal business address for each individual listed below is 540 Madison Avenue, New York, New York 10022. Telephone: (212) 421-4141.

NAME                                        POSITION
----                                        --------
Vadim Gluzman (38)........................  Mr. Gluzman has served as President of Lukoil Americas
                                            L.L.C. since 1997. Mr. Gluzman became Chairman of the
                                            Board, Secretary and sole director of Lukoil Americas
                                            Corporation and Mikecon Corp. upon the formation of each
                                            company in October 2000. Since 1992, Mr. Gluzman has
                                            also served as President of Fango, Inc. Mr. Gluzman is a
                                            citizen of the United States.

                                                                     SCHEDULE II

                                NOTICE OF MERGER
                                       OF

                                 MIKECON CORP.
                                 WITH AND INTO

                         GETTY PETROLEUM MARKETING INC.

     Notice is hereby given by Mikecon Corp., a Delaware corporation, of the proposed merger (the "Merger") of Mikecon Corp. with and into Getty Petroleum Marketing Inc., a Maryland corporation. Articles of Merger pursuant to which the Merger will become effective will be filed with the State Department of Assessments and Taxation of Maryland (the "SDAT") on or about December 8, 2000 or as soon thereafter as practicable. This Notice is given pursuant to Section 3-106(d) of the Maryland General Corporation Law to each stockholder of record of Getty Petroleum Marketing Inc. as of November 9, 2000 and is conditioned upon the ownership by Mikecon Corp. of 90% or more of the outstanding shares of common stock of Getty Petroleum Marketing Inc. as of the time of acceptance for record of the Articles of Merger by the SDAT.

                                          MIKECON CORP.

                                          By: Vadim Gluzman
                                            ------------------------------------
                                            Its Chairman of the Board and
                                            Secretary

November 9, 2000

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for shares of Common Stock and any other required documents should be sent or delivered by each stockholder of Getty Petroleum Marketing Inc. or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

                  By Mail:                             By Hand or Overnight Courier:
               59 Maiden Lane                                  59 Maiden Lane
          New York, New York 10038                        New York, New York 10038
               (800) 937-5449                                  (800) 937-5449
               (718) 921-8200                                  (718) 921-8200

                                 By Facsimile:
                        (For Eligible Institutions Only)
                                 (718) 234-5001

                             Confirm by Telephone:
                                 (800) 937-5449
                                 (718) 921-8200

     Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.

                          77 WATER STREET, 20TH FLOOR
                            NEW YORK, NEW YORK 10005

                 BANKS AND BROKERS CALL COLLECT: (212) 269-5550

                ALL OTHERS PLEASE CALL TOLL-FREE: (800) 290-6429